                                                                    Exhibit 10.1

                             TRANSACTION AGREEMENT



                                  dated as of


                                  May 3, 1999

                                     among


                         FS EQUITY PARTNERS IV, L.P.,


                               THE LIMITED, INC.

                                      and

                        GALYAN'S TRADING COMPANY, INC.

                               TABLE OF CONTENTS
                               -----------------

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                                    ARTICLE 1
                                   DEFINITIONS
                                                                                             Page
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SECTION 1.01.      Definitions .......................................................        1

                                    ARTICLE 2
                        SUBSCRIPTION FOR SHARES; CLOSING

SECTION 2.01.      Subscription for Shares ...........................................        8
SECTION 2.02.      Closing ...........................................................        8
SECTION 2.03.      Statement of Closing Date Adjusted Net Assets .....................       10
SECTION 2.04.      Post Closing Payment ..............................................       12
SECTION 2.05.      Purchases by Certain Non-Employee Directors .......................       12

                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE LIMITED

SECTION 3.01.      Corporate Existence and Power .....................................       13
SECTION 3.02.      Corporate Authorization ...........................................       13
SECTION 3.03.      Governmental Authorization ........................................       14
SECTION 3.04.      Non-contravention .................................................       14
SECTION 3.05.      Capitalization ....................................................       15
SECTION 3.06.      Subsidiaries ......................................................       15
SECTION 3.07.      Financial Statements ..............................................       15
SECTION 3.08.      Absence of Certain Changes ........................................       16
SECTION 3.09.      Litigation ........................................................       18
SECTION 3.10.      Properties ........................................................       18
SECTION 3.11.      Licenses and Permits ..............................................       19
SECTION 3.12.      Inventory .........................................................       19
SECTION 3.13.      Environmental Matters .............................................       19
SECTION 3.14.      Finders' Fees .....................................................       20
SECTION 3.15.      Trademarks ........................................................       20
SECTION 3.16.      Compliance with Law ...............................................       21
SECTION 3.17.      Contracts and Other Obligations ...................................       21
SECTION 3.18.      Certain Related Party Contracts ...................................       22

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                                                                                            PAGE
                                                                                            ----
                                    ARTICLE 4
              REPRESENTATIONS AND WARRANTIES OF THE FS STOCKHOLDER
SECTION 4.01.      Organization and Existence ........................................       22
SECTION 4.02.      Corporate Authorization ...........................................       22
SECTION 4.03.      Governmental Authorization ........................................       23
SECTION 4.04.      Non-contravention .................................................       23
SECTION 4.05.      Finders'Fees ......................................................       23
SECTION 4.06.      Litigation ........................................................       24
SECTION 4.07.      Inspections .......................................................       24
SECTION 4.08.      Financing .........................................................       24

                                    ARTICLE 5
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 5.01.      Shares to Be Issued to the FS Stockholder .........................       25
SECTION 5.02.      Warrant ...........................................................       25

                                    ARTICLE 6
                            COVENANTS OF THE LIMITED

SECTION 6.01.      Conduct of the Business ...........................................       25
SECTION 6.02.      Access to Information .............................................       27
SECTION 6.03.      Maintenance of Insurance Policies .................................       28

                                    ARTICLE 7
                         COVENANTS OF THE FS STOCKHOLDER

SECTION 7.01.      Confidentiality ...................................................       29
SECTION 7.02.      Access after Closing ..............................................       29
SECTION 7.03.      Insurance .........................................................       30
SECTION 7.04.      Reimbursement of Year 2000 Stores Costs ...........................       30

                                    ARTICLE 8
                            COVENANTS OF THE PARTIES

SECTION 8.01.      Use of Proceeds ...................................................       30
SECTION 8.02.      Future Capital Contribution .......................................       30
SECTION 8.03.      Agreement with Respect to Certain Real Property ...................       31
SECTION 8.04.      Reimbursement of Payments by The Limited ..........................       35
SECTION 8.05.      Obligations with Respect to the Company's Credit Facility .........       35

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                                      ii
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                                                                                            PAGE
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SECTION 8.06.      Further Assurances ................................................       35
SECTION 8.07.      Certain Filings ...................................................       35
SECTION 8.08.      Public Announcements, Etc .........................................       35
SECTION 8.09.      HSR Filings .......................................................       36

                                    ARTICLE 9
                                   TAX MATTERS

SECTION 9.01.      Tax Representations ...............................................       36
SECTION 9.02.      Tax Covenants .....................................................       36
SECTION 9.03.      Termination of Existing Tax Sharing Agreements ....................       38
SECTION 9.04.      Cooperation on Tax Matters ........................................       38
SECTION 9.05.      Tax Indemnification ...............................................       38
SECTION 9.06.      Dispute Resolution ................................................       41
SECTION 9.07.      Survival ..........................................................       41

                                   ARTICLE 10
                                EMPLOYEE BENEFITS

SECTION 10.01.     Employee Benefits Definitions .....................................       41
SECTION 10.02.     ERISA Representations .............................................       42
SECTION 10.03.     Welfare Plans Following the Closing ...............................       43
SECTION 10.04.     Savings and Retirement Plan .......................................       44
SECTION 10.05.     Other Employee Plans and Benefit ..................................       45
SECTION 10.06.     Necessary Action ..................................................       45
SECTION 10.07.     Restricted Share Awards ...........................................       46
SECTION 10.08.     Stock Options .....................................................       46
SECTION 10.09.     Indemnification ...................................................       46
SECTION 10.10.     Third Party Beneficiaries .........................................       46

                                   ARTICLE 11
                              CONDITIONS TO CLOSING

SECTION 11.01.     Conditions to the Obligations of the FS Stockholder, the
                   Company and The Limited ...........................................       47
SECTION 11.02.     Conditions to Obligations of the FS Stockholder ...................       48
SECTION 11.03.     Conditions to Obligations of The Limited and the
                   Company ...........................................................       48
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                                      iii
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                                   ARTICLE 12
                            SURVIVAL; INDEMNIFICATION

                                                                                            Page
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SECTION 12.01.     Survival ..........................................................       49
SECTION 12.02.     Indemnification ...................................................       50
SECTION 12.03.     Procedures ........................................................       50

                                   ARTICLE 13
                                   TERMINATION


SECTION 13.01.     Grounds for Termination ...........................................       51
SECTION 13.02.     Effect of Termination .............................................       52

                                   ARTICLE 14
                                  MISCELLANEOUS

SECTION 14.01.     Notices ...........................................................       52
SECTION 14.02.     Amendments; No Waivers ............................................       54
SECTION 14.03.     Expenses ..........................................................       54
SECTION 14.04.     Successors and Assigns ............................................       54
SECTION 14.05.     Governing Law .....................................................       54
SECTION 14.06.     Counterparts; Effectiveness .......................................       54
SECTION 14.07.     Entire Agreement ..................................................       55
SECTION 14.08.     Jurisdiction ......................................................       55
SECTION 14.09.     WAIVER OF JURY TRIAL ..............................................       55
SECTION 14.10.     Captions ..........................................................       55

Attachment A       - Form of Warrant
Attachment B       - Form of Stockholders Agreement
Attachment C       - Form of Registration Rights Agreement
Attachment D       - Form of Services Agreement
Attachment E       - Base Adjusted Net Assets
Attachment F       - Form of Lease
Attachment G       - Amendments to Certificate of Incorporation and Eylaws
Attachment H       - Capital Costs for the Company's Account

Schedule 2.02      - Fees Payable by the Company
Schedule 7.04      - Inactive Year 2000 Stores
Schedule 8.03      - Sale-Leaseback Properties

Appendix I         - Disclosure Schedule
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                                      iv

                             TRANSACTION AGREEMENT



         AGREEMENT dated as of May 3, 1999 among FS EQUITY PARTNERS IV, L.P. (the "FS Stockholder"), THE LIMITED, INC., a Delaware corporation ("The Limited"), and GALYAN'S TRADING COMPANY, INC., an Indiana corporation (the "Company").

                                  WITNESSETH:

         WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the FS Stockholder desires to subscribe for shares of Class A Common Stock, without par value, of the Company; and

         WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the parties hereto desire to effect the other transactions contemplated hereby;

         The parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         SECTION 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

         "Adjusted Net Assets" means, at any date, the sum of (i) the Company's net asset balance at such date, determined in accordance GAAP (except that preopening store costs shall be capitalized and the costs of computer software developed or obtained for internal use will be expensed as incurred even if in either case such treatment is not in accordance with GAAP) and consistent with the Company's historical audited financial statements excluding the following accounts: goodwill and other intangibles, property, plant and equipment, other long-term assets, income taxes, deferred taxes, intercompany payable and other long-term liabilities (except for the amount payable to Patrick Galyan under the Separation Agreement dated as of June 29, 1997), (ii) the Company's Capital Expenditures at such date and (iii) the Store Planning CIP at such date. Without limiting the generality of the foregoing, it is understood that "Adjusted Net Assets" at any date shall reflect, among other things, accruals for those liabilities to be assumed by the Company in accordance with the terms of this Agreement

(other than investment banking, accounting, legal and other transaction-related fees and expenses to be paid by the Company).

         "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing. Notwithstanding the foregoing, the Company shall not be considered an Affiliate of The Limited.

         "Balance Sheet" means the unaudited balance sheet of the Company as of January 30, 1999, including all notes thereto.

         "Balance Sheet Date" means January 30, 1999.

         "Base Adjusted Net Assets" means the Company's Adjusted Net Assets at the close of business on May 30, 1998 as set forth in Attachment E; provided that the FS Stockholder reserves the right to challenge the inventory reserves included in Attachment E if it believes that such inventory reserves were not determined in accordance with GAAP. Any dispute with respect to such inventory reserves shall be resolved in the manner contemplated by, and if relevant, together with any dispute arising under, Section 2.03.

         "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

         "Capital Expenditures" means, at any date, (i) the change in the Company's property, plant and equipment balance net of accumulated depreciation between May 30, 1998 and such date, plus (ii) depreciation expense incurred between May 30, 1998 and such date;provided all items that constitute capital expenditures are in accordance with GAAP and are consistent with the Company's capitalization policies and procedures or depreciation policies for the specified period.

         "Change of Control" means (i) the direct or indirect acquisition (by merger, consolidation, business combination or otherwise) by any Person or group of Persons of beneficial ownership (as defined in Rule 13d-1 and Rule 13d-5 under the Securities Exchange Act of 1934) of 50% or more of the outstanding Class A Common Stock, (ii) any merger, consolidation or other business combination of the Company or a Subsidiary with any Person after giving effect to which (x) the shareholders of the Company immediately prior to such transaction do not own at least 50% of the outstanding common stock of the ultimate parent entity of the parties to such transaction or (y) individuals who were directors of the Company immediately prior to such transaction (or their designees) do not constitute a majority of the board of directors of such ultimate parent entity and (iii) the direct or indirect acquisition by any Person or group of Persons of all or substantially all of the assets of the Company.

         "Class A Common Stock" means the Class A voting common stock, without par value, of the Company; provided however, that at such time as the Class A Common Stock and the Class B Common Stock converts into a single class of voting stock pursuant to the Certificate of Incorporation of the Ccmpany, all references in this Agreement to "Class A Common Stock" shall mean such single class of voting stock.

         "Class B Common Stock" means the Class B nonvoting common stock, without par value, of the Company; provided however, that at such time as the Class A Common Stock and the Class B Common Stock converts into a single class of voting stock pursuant to the Certificate of Incorporation of the Company, all references in this Agreement to "Class B Common Stock" shall mean such single class of voting stock.

         "Closing Date" means the date of the Closing.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Common Stock" means the Class A Common Stock and the Class B Common Stock.

         "Credit Facility" means a credit agreement between the Company and a bank of national recognized standing or other Person acceptable to The Limited and the FS Stockholder. The aggregate principal amount of the credit facility shall be at least $125 million.

         "Damages", with respect to a Person, means all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, including (x) interest on cash disbursements in respect of any of the foregoing at the Reference Rate in effect from time to time, compounded quarterly, from the date each such cash disbursement is made until the Person incurring the same shall have been indemnified in respect thereof and (y) costs, fees and expenses of attorneys, experts, accountants, appraisers, consultants, witnesses, investigators and any other agents of such Person, in each case to the extent actually incurred by such Person.

         "Disclosure Schedule" means the Disclosure Schedule attached as Appendix I to this Agreement.

         "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements or any other restrictions relating to the effect of the environment on human health, the environment or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof. Without limiting the generality of the foregoing, "Environmental Laws' include, without limitation: (a) The Resource Conservation and Recovery Act 42 U.S.C. Section 6901 et seq.; (b) The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq.; (c) The Clean Air Act, 42 U.S.C.
Section 7401 et seq.; (d) The Clean Water Act, 33 U.S.C. Section 1251 et seq.; (e) The Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; (f) the Occupational Safety and Health Act of 1970, 29 U.S.C. Sections 651-671; (g) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; and
(h) all rules and regulations promulgated under any of the foregoing.

         "Freeman Spogli" means Freeman Spogli & Co. LLC, a Delaware limited liability company.

         "GAAP" means United States generally accepted accounting principles consistent with past practice and policy applied during the specified period.

         "Hazardous Substances" means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos, underground tanks of any type or any substance having any constituent elements displaying any of the foregoing characteristics, regulated under Environmental Laws.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Lien" means, with respect to any asset, any mortgage, lien (including tax liens), restriction on transfer, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

         "Material Adverse Effect" means an event or occurrence that individually or in the aggregate could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), properties, prospects or liabilities (absolute, accrued, contingent or otherwise) of the Company.

         "1933 Act" means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

         "1934 Act" means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

         "Permits" means all governmental licenses, permits, certificates, consents, approvals, franchises or other governmental authorizations owned by, or granted to, the Company.

         "Permitted Liens and Exceptions" means (i) Liens disclosed in the Disclosure Schedule; (ii) Liens disclosed on the Balance Sheet or notes thereto or securing liabilities reflected on the Balance Sheet or notes thereto;
(iii) Liens for taxes, assessments and similar charges that are not yet due or are being ccntested in good faith; (iv) mechanic's, materialman's, carrier's, repairer's and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith; (v) Liens incurred in the ordinary course of business since the Balance Sheet Date; or (vi) other Liens that do not secure payment of indebtedness for borrowed money and could not reasonably be expected to have a Material Adverse Effect.

         "Person" means an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Pre-Closing Tax Period" means any Tax period, or portion thereof, ending on or before the Closing Date.

         "Post-Closing Tax Period" means any Tax period, or portion thereof, beginning after the Closing Date.

         "Reference Rate" means the rate publicly announced from time to time by Morgan Guaranty Trust Company of New York (or such other bank as may be agreed upon by The Limited and Freeman Spogli) as its prime rate then in effect.

         "Registration Rights Agreement" means the registration rights agreement to be dated as of the Closing Date, which agreement shall be substantially in the form of Attachment C hereto.

         "Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

         "Services Agreement" means the transitional services agreement to be dated as of the Closing Date, which agreement shall be substantially in the form of Attachment D hereto.

         "Stockholders Agreement" means the stockholders agreement to be dated as of the Closing Date, which agreement shall be substantially in the form of Attachment B hereto.

         "Store Planning CIP" means, at any date, (a) the investment in the Company's stores (excluding that by Galyans Property Holding Co.) by The Limited's Store Planning Division at such date less (b) the Company's construction allowances at such date less (c) amounts transferred by The Limited's Store Planning Division to the Company between May 30, 1998 and such date; provided that construction allowances related to the Washingtonian and One Schaumburg Place stores (which are $12 million in the aggregate) shall be excluded from the calculation of the Store Planning CIP.

         "Subsidiary" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company.

         "Tax" means (i) any income, gross receipts, alternative minimum, franchise, excise, business and occupation, withholding, payroll, employment, unemployment, disability, social security (or other similar), sales or use tax or any other tax, governmental fee or other like assessment or charge of any kind, together with any interest, penalty, addition to tax or additional amount, imposed by any governmental authority, domestic or foreign (a "Taxing Authority"), responsible for the imposition thereof and (ii) any liability for the payment of any amount of the type described in clause (i) as a result of the Company's being a member of an affiliated, consolidated, combined or unitary group with any other corporation at any time on or prior to the Closing Date.

         "Tax Asset" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

         "Taxing Authority" has the meaning set forth in the definition of "Tax".

         "Title IV Plan" means an Employee Plan subject to Title IV of ERISA other than any multi employer plan.

         "Transaction Documents" means this Agreement, the Stockholders Agreement, the Registration Rights Agreement, the Sale-Leaseback Agreements, the Services Agreement and any Lease Assignments.

         "to the best of the knowledge of The Limited" (or any similar phrase) means to the best of the knowledge of(i) the officers of the Company and (ii) the officer of The Limited with responsibility for the relevant substantive matter, after due inquiry, it being understood that any such executive officer of The Limited will rely on information provided by management of the Company.

         (b) Each of the following terms is defined in the Section set forth opposite such term:

                Term                                          Section

                Audited Financials                              13.01
                Benefit Arrangement                             10.01
                Claim                                           12.03
                Closing                                          2.02
                Closing Date Adjusted Net Assets                 2.03
                Code                                            10.01
                Company                                       Preamble
                Company Employee                                10.01
                Company Employee Options                        10.08
                Company Securities                               3.05
                Employee Plan                                   10.01
                ERISA                                           10.01
                ERISA Affiliate                                 10.01
                Estimated Closing Date Adjusted Net              2.03
                     Assets
                Final Closing Date Adjusted Net                  2.04
                     Assets
                FS Stockholder                                Preamble
                Lease Assignments                                8.03
                Leases                                           3.10

                Term                                          Section

                Limited Indemnitees                             12.02
                Loss                                             9.05
                Mezzanine Securities                             2.02
                Power Mall                                       8.03
                Purchase Price                                   2.02
                Real Property                                    3.10
                Sale-Leaseback Agreements                        8.03
                Sale-Leaseback Leases                            8.03
                Sale-Leaseback Properties                        8.03
                Savings and Retirement Plan                     10.04
                Sawmill Property                                 8.03
                Statement of Net Adjusted Assets                 2.03
                Successor Plan                                  10.04
                Surviving Representation or Covenant            12.01
                Tax Allowance                                    9.05
                The Limited                                   Preamble
                Trademarks                                       3.15
                Warrants                                         2.02



                                    ARTICLE 2

                        SUBSCRIPTION FOR SHARES; CLOSING


         SECTION 2.01. Subscription for Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, The Limited agrees to cause the Company to issue to (i) the FS Stockholder an aggregate of 5,400,000 shares of Class A Common Stock and (ii) The Limited or an Affiliate of The Limited an aggregate of 3,599,900 shares of Class A Common Stock, so that after the Closing, the FS Stockholder will own approximately 60%, and The Limited or an Affiliate of The Limited will own approximately 40%, of the then outstanding Common Stock. It is understood that The Limited will continue to hold 100 shares of Common Stock so that immediately after the Closing, The Limited will own an aggregate of 3,600,000 shares of Class A Common Stock.

         SECTION 2.02. Closing. The closing (the "Closing") of the subscription of shares of Class A Common Stock contemplated by Section 2.01 and the other matters referred to in this Section 2.02 shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York, as soon as possible, but in no event later than two Business Days, after satisfaction or waiver of the conditions set forth in Article 11, or at such other time or place as Freeman Spogli and The Limited may agree. At the Closing:

          (a) The Company shall issue to The Limited or an Affiliate of The Limited (as may be directed by The Limited) as a distribution with respect to the Common Stock owned by The Limited or an Affiliate of The Limited immediately prior to the issuance of Class A Common Stock to the FS Stockholder (i) 3,599,900 shares of newly issued Class A Common Stock and (ii) warrants to acquire 1,350,000 million shares of Class A Common Stock or Class B Common Stock, as the case may be, with the terms set forth in Attachment A (the "Warrants");

          (b) The Limited shall cause the contribution to the Company of all of the Trademarks held by G Trademark, Inc.;

          (c) The Company shall pay to The Limited or an Affiliate of The Limited (as may be directed by The Limited) as a distribution with respect to the Common Stock owned by The Limited or an Affiliate of The Limited immediately prior to the issuance of Class A Common Stock to the FS Stockholder an amount of cash equal to $7,127,000 in immediately available funds by wire transfer to an account of The Limited or such Affiliate of The Limited designated by The Limited by notice to the Company not later than two Business Days prior to the Closing;

          (d) The Company shall issue to the FS Stockholder an aggregate of 5,400,000 shares of newly issued Class A Common Stock to the FS Stockholder;

          (e) The FS Stockholder shall pay, or shall cause to be paid, to the Company, as the purchase price for the shares of Class A Common Stock to be issued to such FS Stockholder pursuant to Section 2.01, $54 million (the "Purchase Price") in immediately available funds by wire transfer to an account of the Company with a bank designated by the Company to Freeman Spogli no later than two Business Days prior to the Closing Date;

          (f) The Company shall, in partial repayment of the Company's intercompany obligations to The Limited and its Affiliates, deliver to The Limited or an Affiliate of The Limited (as may be directed by The Limited) $61,873,000 in immediately available funds by wire transfer to an account of The Limited or such Affiliate of The Limited designated by The Limited by notice to the Company not later than two Business Days prior to the Closing;

          (g) The Company shall, in further repayment of the Company's intercompany obligations to The Limited and its Affiliates, deliver to The Limited or an Affiliate of The Limited (as may be directed by The Limited) an amount equal to the Estimated Closing Date Adjusted Net Assets minus the Base Adjusted Net Assets in immediately available funds by wire transfer to an account of The Limited or such Affiliate of The Limited designated by The Limited by notice to the Company not later than two Business Days prior to the Closing;

          (h) The Company shall pay the fees up to the amounts and to the entities set forth on Schedule 2.02 in immediately available funds by wire transfer to the accounts designated by the relevant payee indicated on Schedule
2.02 to the Company no later than two Business Days prior to the Closing Date;

          (i) The Company shall issue to a third party investor or investors "mezzanine" debt or equity securities on terms satisfactory to The Limited and the FS Stockholder (the "Mezzanine Securities");

          (j) The third party investor or investors referred to in paragraph (i) above shall pay, or shall cause to be paid, to the Company as purchase price for the Mezzanine Securities to be issued to such third party, $50 million in immediately available funds by wire transfer to an account of the Company with a bank designated by the Company to Freeman Spogli no later than two Business Days prior to the Closing Date;

          (k) The Credit Facility, on terms and conditions satisfactory to The Limited and the FS Stockholder, shall be executed and delivered by the parties thereto;

          (l) The FS Stockholder, the Company and The Limited shall enter into the Stockholders Agreement, the Registration Rights Agreement, and the Services Agreement;

          (m) The Sale-Leaseback Agreements and any Lease Assignments shall be entered into by the parties thereto; and

          (n) The Company shall amend its Certificate of Incorporation and Bylaws so that the terms set forth on Attachment G are reflected in such Certificate of Incorporation and Bylaws.

          Section 2.03. Statement of Closing Date Adjusted Net Assets. (a) Not later than five days prior to the Closing Date, The Limited will deliver a certificate setting forth its good faith estimate of the Adjusted Net Assets as of the close of business on the Closing Date (the "Estimated Closing Date Adjusted Net Assets").

          (b) As promptly as practicable, but no later than 60 days, after the Closing Date, The Limited will cause to be prepared and delivered to the Company and Freeman Spogli a Statement of Adjusted Net Assets as of the close of business on the Closing Date (the "Statement of Adjusted Net Assets"). The Statement of Adjusted Net Assets shall fairly present the Adjusted Net Assets of the Company calculated as at the close of business on the Closing Date (the "Closing Date Adjusted Net Assets"), and shall be based upon, among other things, a customary physical inventory count (the costs of which, notwithstanding the provisions of Section 14.03, shall be borne by the Company).

          (c) If Freeman Spogli disagrees with The Limited's calculation of Closing Date Adjusted Net Assets delivered pursuant to Section 2.03(b), Freeman Spogli may, within 45 days after delivery of the documents referred to in
Section 2.03(b), deliver a notice to The Limited disagreeing with such calculation and setting forth Freeman Spogli's calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which Freeman Spogli disagrees, and Freeman Spogli shall be deemed to have agreed with all other items and amounts contained in the Statement of Adjusted Net Assets and the calculation of Closing Date Adjusted Net Assets delivered pursuant to
Section 2.03(b).

          (d) If a notice of disagreement shall be delivered pursuant to Section 2.03(c), the matter shall be submitted to the Chief Financial Officer of The Limited and a general partner of Freeman Spogli for their review and resolution in such manner as they deem necessary or appropriate. If any disagreement regarding the calculation of Closing Date Adjusted Net Assets cannot be resolved by The Limited and Freeman Spogli within 45 days after the delivery of a notice of disagreement, The Limited and Freeman Spogli shall cause a nationally recognized accounting firm mutually agreed upon by The Limited and Freeman Spogli promptly to review this Agreement and the disputed items or accounts for the purpose of calculating Closing Date Adjusted Net Assets. In making such calculation, such independent accountants shall consider only those items or amounts in The Limited's calculation of Closing Date Adjusted Net Assets as to which Freeman Spogli has disagreed. Such accounting firm shall be instructed to deliver a report setting forth such calculation. Such report shall be final and binding upon the parties hereto. The cost of such review and report shall be borne (i) by The Limited if the difference between Final Closing Date Adjusted Net Assets and The Limited's calculation of Closing Date Adjusted Net Assets delivered pursuant to Section 2.03(b) is greater than the difference between Final Closing Date Adjusted Net Assets and Freeman Spogli's calculation of Closing Date Adjusted Net Assets delivered pursuant to Section 2.03(c), (ii) by Freeman Spogli if the first such difference is less than the second such difference and (iii) otherwise equally by The Limited and Freeman Spogli.

          (e) The parties agree that they will, and agree to cause their respective independent accountants and the Company to, cooperate and assist in the preparation of the Statement of Adjusted Net Assets and the calculation of Closing Date Adjusted Net Assets and in the conduct of the audits and reviews referred to in this Section 2.03, including, without limitation, the making available to the extent reasonably necessary of books, records, work papers and personnel.

          SECTION 2.04. Post Closing Payment. (a) If Estimated Closing Date Adjusted Net Assets exceeds Final Closing Date Adjusted Net Assets, The Limited shall pay to the Company, in the manner and with interest as provided in Section 2.04(b), the amount of such excess. If Final Closing Date Adjusted Net Assets exceeds Estimated Closing Date Adjusted Net Assets, the Company shall pay to The Limited or an Affiliate of The Limited (as may be directed by The Limited), in the manner and with interest as provided in Section 2.04(b), the amount of such excess. In the event that the payments under this Section 2.04 and Sections 2.02(f) and 2.02(g) are not sufficient to satisfy the net intercompany obligations of the Company to The Limited and its Affiliates such remaining obligations shall be deemed contributed to the capital of the Company. "Final Closing Date Adjusted Net Assets" means Closing Date Adjusted Net Assets (i) as shown in The Limited's calculation delivered pursuant to Section 2.03(b), if no notice of disagreement with respect thereto is duly delivered pursuant to
Section 2.03(c) or (ii) if such a notice of disagreement is delivered, as agreed by the Limited and Freeman Spogli or as determined by the mutually agreed upon accounting firm pursuant to Section 2.03(d).

          (b) Any payment pursuant to Section 2.04(a) shall be made at a mutually convenient time and place within five days after the Final Closing Date Adjusted Net Assets has been determined by delivery by The Limited or the Company, as the case may be, of a certified or official bank check payable in immediately available funds to the other party or by causing such payments to be credited to such account of such other party as may be designated by such other party. Any such amount payable shall bear interest from and including the Closing Date to but excluding the actual date of payment at the Reference Rate. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

         SECTION 2.05. Purchases by Certain Non-Employee Directors. The
FS Stockholder agrees that purchases or grants of Common Stock and other capital stock of the Company made by Norman Matthews and Peter Starrett shall be made as follows: (i) purchases of Common Stock on the Closing Date by any such Person shall be of shares of Common Stock owned by the FS Stockholder (or shares of Common Stock which are to be issued to the FS Stockholder at the Closing pursuant to this Agreement) and (ii) purchases (whether direct purchases, upon the exercise of options or other convertible or exchangeable securities or otherwise) or grants of shares of Common Stock or other capital stock of the Company after the Closing Date shall be of newly issued shares of Common Stock up to an aggregate amount of 250,000 shares (subject to appropriate adjustment in the case of stock splits, recapitalizations and similar matters) for all such individuals as a group, and purchases (whether direct purchases, upon the exercise of options or other convertible or exchangeable securities or otherwise) or grants above such amount shall be (x) of shares owned by the FS Stockholder and not issuances by the Company or (y) on other terms reasonably satisfactory to The Limited such that The Limited does not suffer dilution as a result of any such purchase or grant. The limitation set forth in clause (ii) above shall not apply to purchases made by Mr. Matthews or Mr. Starrett in capital raising issuances by the Company not targeted to such individuals where such individuals participate on the same terms as all other purchasers. In addition, such restrictions shall not apply to purchases made pursuant to
Article III of the Stockholders Agreement. The provisions of this Section 2.05 shall terminate upon consummation of an Initial Public Offering (as such term is defined in the Stockholders Agreement).



                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE LIMITED


         The Limited represents and warrants to the FS Stockholder that:

         SECTION 3.01. Corporate Existence and Power. Each of The Limited and the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to have such licenses, authorizations, consents and approvals would not constitute a Material Adverse Effect. The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of the property owned or leased by it or the nature of its activities make such qualification necessary to carry on its business as now conducted, except where the failure to be so qualified would not constitute a Material Adverse Effect.

         SECTION 3.02. Corporate Authorization. The execution, delivery and performance by each of The Limited and the Company of the Transaction

Documents to which it is a party, and the consummation by each of The Limited and the Company of the transactions contemplated by such Transaction Documents, are within its corporate powers and have been duly authorized by all necessary corporate action on its part. Except for amendments to the articles of incorporation and bylaws of the Company to permit the issuance of new shares of Common Stock and Preferred Stock as contemplated by this Agreement and the Warrant, no other corporate proceedings on the part of The Limited and the Company, or proceedings or approvals by their respective stockholders, are necessary to authorize (i) the execution and delivery by The Limited or the Company of the Transaction Documents, (ii) the consummation of the transactions contemplated hereby and thereby by The Limited and the Company or (iii) the performance of the respective obligations of The Limited and the Company hereunder or thereunder. Each of the Transaction Documents constitutes a valid and binding obligation of each of The Limited and the Company party thereto enforceable against it in accordance with its respective terms (i) except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other laws concerning fraudulent conveyances and preferential transfers, and (ii) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in proceeding at law or in equity).

         SECTION 3.03. Governmental Authorization. The execution, delivery and performance by The Limited and the Company of the Transaction Documents require no action by or in respect of, or consent or approval of, or filing with, any federal, state or foreign governmental body, agency, official or authority other than:

                 (i)    compliance with any applicable requirements of the HSR
         Act;

                 (ii)   compliance with any applicable requirements of the 1934
         Act;

                 (iii) filings necessary to transfer the Trademarks to the Company; and

                 (iv) any such action or filing as to which the failure to make or obtain would not singly or in the aggregate constitute a Material Adverse Effect.

         SECTION 3.04. Non-contravention. Except as set forth on the Disclosure Schedule, the execution, delivery and performance by each of The Limited and the Company of the Transaction Documents to which it is a party do not and will not (i) contravene or conflict with the respective certificate or articles of incorporation or bylaws of The Limited and the Company when amended as described in Section 3.02, (ii) assuming compliance with the matters referred to in
Section 3.03, contravene or conflict with or constitute a violation of any provision of any law, statute, rule, regulation, judgment, injunction, writ, order, award or decree binding upon or applicable to either of The Limited and the Company, (iii) with or without the giving of notice or the lapse of time, or both, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of The Limited and the Company, or to a loss of any benefit to which The Limited and the Company are entitled, under any provision of any agreement, contract or other instrument binding upon The Limited or the Company or (iv) result in the creation or imposition of any Lien on any asset of the Company, other than Permitted Liens and Exceptions, except, in the case of clauses (ii) and (iii), for any such contravention, conflict, violation, default, termination, cancellation, acceleration or loss that would not constitute a Material Adverse Effect.

         SECTION 3.05. Capitalization. (a) As of the date hereof, the authorized capital stock of the Company consists of 1,000 shares of Common Stock. As of the date hereof, there are outstanding 100 shares of Common Stock.

         (b) All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in this Section 3.05 and as contemplated by any Transaction Document, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or
(iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses 3.05(b)(i), 3.05(b)(ii) and 3.05(b)(iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities.

         SECTION 3.06. Subsidiaries. The Company has no Subsidiaries.

         SECTION 3.07. Financial Statements. (a) The Balance Sheet and the related unaudited statements of income and cash flows for the Company for the year ended January 30, 1999 present fairly, in all material respects, the financial position of the Company as of their respective dates and the results of its operations and cash flows for the fiscal year then ended in accordance with generally accepted accounting principles except that such financial statements do not reflect matters included in the line item captioned "Construction in Process net of Transfers to Galyan's Trading Company, Inc." on the balance sheet dated as of January 30, 1999 of the Store Planning division of The Limited. Such line item reflects all of the funds expended by The Limited and its Affiliates for site work, land, building, interiors and improvements for the Company's stores then under construction except site work, land and building costs for the properties listed in Schedule I.

         (b) The unaudited divisional balance sheet of the Company as of May 30, 1998 presents fairly, in all material respects, the financial position of the Company as of May 30, 1998 in accordance with internal accounting procedures, except that such balance sheet does not reflect (i) matters included in the line item captioned "Construction in Process net of Transfers to Galyan's Trading Company, Inc." on the balance sheet dated as of May 30, 1998 of the Store Planning division of The Limited and (ii) income taxes and allocation, of overhead and other costs.

         SECTION 3.08. Absence of Certain Changes. Except as set forth in the Disclosure Schedule or as contemplated by the Transaction Documents, since the Balance Sheet Date, the business of the Company has been conducted in all material respects in the ordinary course, and there has not been:

         (a) any event, occurrence, development or state of circumstances or facts that could reasonably be expected to have a Material Adverse Effect, other than those resulting from changes in general business conditions applicable to the business of the Company or general economic conditions;

         (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of the Company;

         (c) any amendment of any material term of any outstanding security of the Company;

         (d) any incurrence, assumption or guarantee by or on behalf of the Company of any indebtedness for borrowed money other than in the ordinary course of business;

         (e) any damage, destruction or other casualty loss (whether or not insured) affecting the Company that could reasonably be expected to have a Material Adverse Effect;

         (f) any transaction or commitment made, or any contract or agreement entered into, by the Company or any relinquishment by the Company of any contract or other right, in each case other than transactions and commitments made or entered into in the ordinary course of business;

         (g) any transaction or commitment made, or any contract or agreement entered into, by the Company or any relinquishment by the Company of any contract or other right which would be materially inconsistent with the provisions of Section 8.03;

         (h) any creation or assumption of any Lien on any asset of the Company other than Permitted Liens and Exceptions;

         (i) the making of any loan, advance or capital contribution to or investment in any Person by the Company other than travel and other similar advances made in the ordinary course of business;

         (j) any (i) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer or employee of the Company (or any amendment to any such existing agreement), (ii) grant of any severance or termination pay to any director, officer or employee of the Company or (iii) other than in the ordinary course of business consistent with past practice, any increase in benefits payable under existing severance or retirement policies or employment agreements or any increase in compensation, bonus or other benefits payable (including, but not limited to, benefits payable pursuant to any Employee Plan or Benefit Arrangement) to any director, officer or employee of the Company;

         (k) any material labor dispute, material work stoppages or threats thereof with respect to the employees of the Company;

         (1) any transaction between the Company, on the one hand, and The Limited or any of its Affiliates, on the other hand, other than transactions which were entered into in the ordinary course of business consistent with past practice;

         (m) any change in the level of sales promotion and advertising expenditures of the Company except in the ordinary course of business;

         (n) any change in any method of accounting or accounting practice with respect to the Company, except as may have been required under generally accepted accounting principles or law; or

         (o) fail to maintain capital expenditures except in the ordinary course of business consistent with past practices.

         SECTION 3.09. Litigation. Except as set forth in the Disclosure Schedule, there is no claim, legal action, suit, arbitration, investigation or proceeding pending against, or to the best of the knowledge of The Limited, threatened against or affecting, the Company or any of its properties or, to the extent relating to the Company or any of its properties or to the transactions contemplated by the Transaction Documents, The Limited or its Affiliates before any court or arbitrator or any governmental body, agency, official or authority which may reasonably be expected to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by the Transaction Documents.

         SECTION 3.10. Properties. (a) The Disclosure Schedule correctly describes each parcel of real property leased or subleased by the Company (the "Real Property"). The Company does not own any real property except the building and improvements with respect to the Plainfield store in Indianapolis, Indiana.

         (b) The Disclosure Schedule contains an accurate and complete list and summary description of all Real Property. Complete and correct copies of all leases, including all amendments or modifications thereto (collectively, the "Leases"), have been made available to the FS Stockholder. Each Lease set forth in the Disclosure Schedule (or required to be set forth in the Disclosure Schedule) is in full force and effect; all rents and additional rents due to date on each such Lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such Lease and is not in default thereunder, except for defaults which would not constitute a Material Adverse Effect, and no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor; and except as set forth on the Disclosure Schedule, there exists no event of default or event, occurrence, condition or act which, with the giving of notice or the lapse of time or both, would become a default under such Lease which would constitute a Material Adverse Effect. The Company has not violated any of the terms or conditions under any such Lease in any material respect, and, to the best of the knowledge of The Limited, all of the covenants to be performed by any other party under any such Lease have been fully performed. With respect to all Real Property, the Company has adequate rights of ingress and egress for operation of the business of the Company in the ordinary course and consistent in all material respects with past practice and with the Company's business plans as in effect on the date hereof. Except as set forth in the Disclosure Schedule, no condemnation proceeding or other litigation is pending or, to the best of the knowledge of The

Limited, threatened which would preclude or impair the use of any such Real Property by the Company for the purposes for which it is currently used or proposed to be used as of the date hereof.

         SECTION 3.11. Licenses and Permits. The Disclosure Schedule correctly sets forth all material Permits necessary for the operation of the business of the Company in the same manner in all material respects as such business is currently being conducted or proposed to be conducted as of the date hereof. The Company is not in default or noncompliance under any of such Permits, except for any such default or noncompliance which would not constitute a Material Adverse Effect.

         SECTION 3.12. Inventory. Subject to any reserve therefor included in the Balance Sheet, at the Balance Sheet Date, all inventories of the Company (including inventory ordered but not yet received) consisted of items of a quality usable or saleable in the normal course of the business of the Company consistent with past practices and are in quantities sufficient for the normal operation of the business of the Company in accordance with past practices. The values at which inventories are shown on the Balance Sheet have been determined in accordance with the customary valuation policy of the Company (which is the lower of average cost or market) and in accordance with generally accepted accounting principles consistently applied. Since the Balance Sheet Date, the Company has continued to replenish its inventory in a normal and customary manner consistent with past practices prevailing in the business of the Company.

         SECTION 3.13. Environmental Matters. (a) The following items have been made available to the FS Stockholder on or prior to the date hereof: (i) all environmental audits or other studies or reports prepared by third parties to assess Hazardous Substances risks at any of the Real Property which are in the possession of The Limited, its Affiliates or the Company or are reasonably available to any of them; (ii) to the best of the knowledge of The Limited, information relating to all underground storage tanks at any of the Real Property; and (iii) all communications and agreements with any governmental or regulatory authority or agency (federal, state or local) or any private entity or individual, including, but not limited to, any prior owners or occupants of any of the Real Property, which are in the possession of any of The Limited, its Affiliates or the Company or are reasonably available to any of them and which relate in any way to the presence, release, threat of release, placement in, on, under or about any of the Real Property, or the use, manufacture, handling, generation, storage, treatment, discharge, burial or disposal in, on, under or about any of the Real Property, or the transportation to or from any of the Real Property, of any Hazardous Substances. As of the date hereof, The Limited is not in possession of any environmental audits or other studies or reports prepared by third parties to assess Hazardous Substances risks at the following Real
Properties: (A) Sawmill

Road in Columbus, Ohio; (B) Castleton Square Mall in Indianapolis, Indiana;
(C) Mall of Georgia in Atlanta, Georgia; (D) Galyan's Main Office in Indianapolis, Indiana; (E) Northgate@ North Pointe at Gaithersburg, Maryland;
(F) Minneapolis Warehouse in Eagan, Minnesota; and (G) Lackman Road in Lenexa, Kansas.

         (b) Except as set forth in any environmental audits referenced
Section 3.13(a), to the knowledge of The Limited: (i) each of the Company and the Real Property is in compliance with all applicable Environmental Laws, except where the failure to be in such compliance would not constitute a Material Adverse Effect; (ii) none of the Company and the Real Property has been alleged by any governmental agency or third party to be in violation of or has been subject to any administrative or judicial proceeding pursuant to, any Environmental Law, which has not been resolved; (iii) there are no facts or circumstances which could reasonably form the basis for the assertion of any claim against the Company under Environmental Laws including, but not limited to, any claim arising from past or present environmental practices asserted under any Environmental Laws, which would constitute a Material Adverse Effect;
(iv) there is no asbestos contained in or forming part of any building component, structure or office space at any of the Real Property, except where the presence of such asbestos would not constitute a Material Adverse Effect;
(v) no polychlorinated biphenyls are used or stored at any of Real Property in such quantities as would constitute a violation of Environmental Laws; (vi) the Company has all permits, licenses and other authorization required under Environmental Laws for the operation of the business of the Company and (vii) in the manner operated on the date hereof, each of the Company, and the Real Property is in compliance with all of such permits, licenses and authorizations, except where the failure to hold same or to be in such compliance would not constitute a Material Adverse Effect.

         SECTION 3.14. Finders' Fees. Except for (a) Lazard Freres & Co. and Goldman, Sachs & Co. whose fees are (i) to be paid by the Company up to a maximum of $500,000 in aggregate pursuant to Section 2.02(h) and (ii) to be paid by The Limited with respect to the remainder thereof and (b) The Limited's legal and accounting advisor fees up to a maximum of $500,000 in aggregate pursuant to
Section 2.02(h), there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of The Limited, its Affiliates or the Company who might be entitled to any fee or commission from the FS Stockholder in connection with the transactions contemplated by the Transaction Documents.

         SECTION 3.15. Trademarks. The Disclosure Schedule contains a list of all material trademarks (the "Trademarks") owned by the Company or any of its Affiliates and used by the Company in its business. Except as set forth in the

Disclosure Schedule, (a) each Trademark is registered in the name of G Trademark, Inc. or the Company on the principal register of the United States Patent and Trademark Office and in the foreign countries indicated thereon,
(b) as of the date hereof, to the best knowledge of The Limited, there is no infringement of the Trademarks by others, (c) the continued use of the Trademarks in the business of the Company (as heretofore conducted and as currently planned by the Company) will not result in any infringement of the rights of others in the United States, and to the best knowledge of The Limited, there is no such claim as to any Trademarks registered in the foreign countries identified in the Disclosure Schedule, (d) the owner of the Trademarks as indicated in the Disclosure Schedule is the sole and legal owner of the relevant Trademarks in the United States and, as of the date hereof, to the best of the knowledge of The Limited, there is no claim by any other Person that such other Person is the legal owner of such Trademarks and (e) none of the Company and G Trademark, Inc. has granted any license or right to use any Trademark other than to the Company. Following the Closing Date, the Company shall have all of G Trademark, Inc.'s rights with respect to the Trademarks owned by G Trademark, Inc. immediately prior to the Closing.

         SECTION 3.16. Compliance with Law. The business of the Company has been and is being conducted in all respects in compliance with all applicable federal, state, local or foreign laws, regulations, rulings or orders (including but not limited to, any of the foregoing relating to employment discrimination, occupational safety, environmental protection, conservation, restraints of trade, antitrust, unfair competition or corrupt practices), the noncompliance with which would constitute a Material Adverse Effect; and the Company has not received any governmental notice within three years of the date hereof of any such noncompliance by the Company.

         SECTION 3.17. Contracts and Other Obligations. Except as contemplated by the Transaction Documents, the Company does not have nor is bound by (i) any agreement, indenture or other instrument relating to the borrowing of money, other than in connection with the issuance of letters of credit in the ordinary course of business consistent with past practices, (ii) any agreement, contract or commitment relating to capital expenditures of greater than $100,000 individually except the expenditures related to the 1998 stores and 1999 stores listed in Attachment H, (iii) any loan or advance to, or investment in, any Person or any agreement, contract or commitment relating to the making of any such loan, advance or investment, other than travel and similar advances to employees in the ordinary course of business, (iv) any guarantee or other contingent liability in respect of any indebtedness or obligations of any Person (other than in connection with relocation of employees or the endorsement of negotiable instruments for collection in the ordinary course of business),
(v) any management service, sales
agency, sales representative, distributorship or any other similar type contract, except for any such agreements with The Limited or any of its Affiliates, (vi) any agreement, contract or commitment limiting the freedom of the Company to engage in any line of business or to compete with any Person except for certain exclusives and restrictions as may be contained in leases or other occupancy contracts that relate to a certain shopping center and not the business generally or (vii) any franchise or similar type agreement. Each contact or agreement required to be disclosed pursuant to this Section 3.17 is in full force and effect, and there exists no default or event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder which would singly or in the aggregate constitute a Material Adverse Effect. The Company is not now in violation, and in the past 12 months has not violated, any of the terms or conditions of any contract or agreement which would constitute a Material Adverse Effect, and, to the best of the knowledge of The Limited, all of the covenants to be performed by any other party thereto have been fully performed.

         SECTION 3.18. Certain Related Party Contracts. Except as set forth in the Disclosure Schedule or as contemplated by the Transaction Documents, there are no agreements, contracts or understandings by and between The Limited or its Affiliates and the Company which are material to the business of the Company, including, without limitation, any tax-sharing agreements or other agreement pursuant to which The Limited or such Affiliate provides any support services to the Company (including, but not limited to accounting, tax, data processing and legal services).



                                   ARTICLE 4

             REPRESENTATIONS AND WARRANTIES OF THE FS STOCKHOLDER

         The FS Stockholder represents and warrants to The Limited that:

         SECTION 4.01. Organization and Existence. The FS Stockholder is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

         SECTION 4.02. Corporate Authorization. The execution, delivery and performance by the FS Stockholder of the Transaction Documents to which it is a party, and the consummation by the FS Stockholder of the transactions contemplated by such Transaction Documents, are within its corporate powers and have been duly authorized by all necessary corporate, partnership or limited liability company action on its part. No other corporate, partnership or limited liability company proceedings on the part of such FS Stockholder or proceedings or approvals by its stockholders, partners or members are necessary to authorize
(i) the execution and delivery by the FS Stockholder of such Transaction Documents, (ii) the consummation of the transactions contemplated hereby or thereby by such FS Stockholder or (iii) the performance of the respective obligations of the FS Stockholder hereunder or thereunder. Each of the Transaction Documents constitutes a valid and binding obligation of the FS Stockholder enforceable against it in accordance with its respective terms,
(i) except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other laws; concerning fraudulent conveyances and preferential transfers, and (ii) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

         SECTION 4.03. Governmental Authorization. The execution, delivery and performance by the FS Stockholder of the Transaction Documents require no action by or in respect of, or consent or approval of, or filing with, any federal, state or foreign governmental body, agency, official or authority other than compliance with any applicable requirements of the HSR Act.

         SECTION 4.04. Non-contravention. The execution, delivery and performance by the FS Stockholder of the Transaction Documents to which it is a party do not and will not (i) contravene or conflict with the respective charter, bylaws, partnership agreement, limited liability company agreement or other organizational documents of the FS Stockholder, (ii) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any law, statute, rule, regulation, judgment, injunction, writ, order, award or decree binding upon or applicable to the FS Stockholder, (iii) with or without the giving of notice or the lapse of time, or both, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the FS Stockholder, or to a loss of any benefit to which the FS Stockholder is entitled, under any provision of any agreement, contract or other instrument binding upon the FS Stockholder or (iv) result in the creation or imposition of any material Lien on any asset of the FS Stockholder, except, in the case of clauses (ii), (iii) and (iv), for any such contravention, conflict, violation, default, termination, cancellation, acceleration or loss that would not have a material adverse effect on the FS Stockholder.

         SECTION 4.05. Finders' Fees. Except for Freeman Spogli whose fees (including investment, legal and accounting fees) of $3,250,000 are to be paid by the Company pursuant to Section 2.02(h), there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the FS Stockholder who might be entitled to any fee or commission from The Limited, the Company or any of their Affiliates upon consummation of the transactions contemplated by the Transaction Documents.

         SECTION 4.06. Litigation. There is no claim, legal action, suit arbitration, investigation or proceeding pending against, or to the best of the knowledge of the FS Stockholder or any of its Affiliates, threatened against or affecting, the FS Stockholder or any of its Affiliates before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by the Transaction Documents.

         SECTION 4.07. Inspections. The FS Stockholder is an informed and sophisticated participant in the transactions contemplated by the Transaction Documents, experienced in the evaluation and purchase of companies such as the Company. The FS Stockholder has undertaken an investigation and have been provided with, has evaluated and has relied upon certain documents and information to assist it in making an informed and intelligent decision with respect to the execution of the Transaction Documents. The FS Stockholder will undertake prior to Closing such further investigation and request such additional documents and information as they deem necessary. The FS Stockholder acknowledges that none of The Limited, its Affiliates and the Company has made any representation or warranty as to the prospects, financial or otherwise, of the business of the Company, except as expressly set forth in the Transaction Documents. The FS Stockholder agrees to accept the shares of Class A Common Stock to be subscribed for hereunder and the Company in the condition they are in on the Closing Date based upon its own inspections, examinations and determinations with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature, whether in writing, orally or otherwise, made by or on behalf of or imputed to The Limited or any Affiliate of The Limited, except as expressly set forth in the Transaction Documents.

         SECTION 4.08. Financing. The FS Stockholder has or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.

                                   ARTICLE 5

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         SECTION 5.01. Shares to Be Issued to the FS Stockholder. The Company represents and warrants to the FS Stockholder that when issued in accordance with the terms of this Agreement, (i) assuming payment therefor in accordance with the terms hereof, the shares of Class A Common Stock to be issued to the FS Stockholder at the Closing will be duly authorized, validly issued, fully paid and non-assessable and issued free and clear of any Liens (other than any Liens created by or pursuant to arrangements entered into at the direction of the FS Stockholder) and (ii) the FS Stockholder will have valid title to such shares of Class A Common Stock.

         SECTION 5.02. Warrant. The Company represents and warrants to The Limited that effective after the Closing and assuming due authorization as represented in Section 3.02, (a) the Warrant shall constitute a valid and binding obligation of the Company enforceable against it in accordance with its terms (i) except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other laws concerning fraudulent conveyances and preferential transfers and
(ii) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in proceeding at law or in equity), (b) shares of Common Stock to be issued to The Limited pursuant to the Warrant or upon conversion or exchange of the Class B Common Stock will, when issued pursuant to the terms of the Warrant, the Class B Common Stock, be duly authorized, validly issued, fully paid and non-assessable and free and clear of any Liens and (c) shares of Class A Common Stock to be issued to The Limited at Closing pursuant to this Agreement will, when issued in accordance with the terms of this Agreement, be duly authorized, validly issued, fully paid and non-assessable and free and clear of any Liens.



                                   ARTICLE 6

                           COVENANTS OF THE LIMITED

         SECTION 6.01. Conduct of the Business. From the date of this Agreement until the Closing Date and except as set forth in the Disclosure Schedule or as contemplated by the Transaction Documents, The Limited shall cause the Company to conduct its business in the ordinary course, and use its best efforts to preserve intact its business relationships with third parties, keep available the services of its present employees and to preserve and maintain the goodwill and reputation associated with its business. Without limiting the generality of the foregoing, from the date hereof until the Closing Date and except as contemplated by the Transaction Documents, The Limited will not permit the Company to:

         (a) adopt or propose any change in its articles of incorporation or bylaws;

         (b) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of the Company;

         (c) merge or consolidate with any other Person or acquire a material amount of assets from any other Person other than (i) pursuant to existing contracts, agreements or commitments that are disclosed herein or in the Disclosure Schedule and (ii) the acquisition of inventory in the ordinary course of business;

         (d) sell, lease or otherwise dispose of or encumber any material assets or property except (i) pursuant to existing contracts, agreements or commitments, (ii) for the sale of inventory in the ordinary course of business consistent with past practices and (iii) for the sale, lease, disposition or encumbrance of amounts of assets in the ordinary course of business in an amount not material to the Company;

         (e) fail to perform or cause to be performed maintenance and repair services in the ordinary course of business consistent with past practices;

         (f) make any material change in inventory policies, procedures and carrying values, operating policies and procedures, and advertising and promotion policies and procedures;

         (g) increase the rates of compensation or vacation or other benefits of employees, except (i) as required by any law, statute or other governmental regulation, (ii) in the ordinary course of business consistent with past practices or (iii) pursuant to any contract in effect on the date hereof and disclosed herein or in the Disclosure Schedule,

         (h) fail to conduct its relations with employees, including without limitation, termination and hiring practices, in the ordinary course of business consistent with past practices;

         (i) make any loan, advance or capital contribution to or investment in any Person, except for travel and similar advances in the ordinary course of business consistent with past practices;

         (j) enter into any new leases for real property, terminate any existing leases for real property, fail to exercise any option to extend any such leases or discontinue the operations of any facility;

         (k) make, permit or enter into any amendment, cancellation, termination, relinquishment, waiver or release of any contract or lease for real property other than in the ordinary course of business;

         (l) incur, assume or guarantee any debt for borrowed money, other than in the ordinary course of business consistent with past practices;

         (m) enter into any transaction between The Limited or its Affiliates, on the one hand, and the Company, on the other hand, other than transactions that are entered into in the ordinary course of business consistent with past practices;

         (n) adopt any change in its method of accounting or accounting practice except as required by law or generally accepted accounting principles;

         (o) take any action or cause any action to be taken which would delay or accelerate the payment of accounts payable beyond the time of payment which is consistent with past practice;

         (p) enter into any new contract or agreement providing for capital expenditures which individually exceeds $100,000;

         (q) enter into any contract, agreement or commitment which would be materially inconsistent with the provisions of Section 8.03; or

         (r)  enter into a binding agreement to do any of the foregoing.

         SECTION 6.02. Access to Information. (a) From the date of this Agreement until the Closing Date, The Limited (i) will give, and will cause the Company to give, the FS Stockholder and its counsel, auditors and other authorized representatives and potential lenders to the Company reasonable access to the offices, properties, books and records of the Company and, to the extent related primarily to the Company, the offices, properties, books and records of The Limited, during normal business hours and upon reasonable prior notice, (ii) will furnish, and will cause the Company to furnish, to the FS Stockholders and its counsel, financial advisors, auditors and other authorized representatives and potential lenders to the Company such financial and operating data and other information relating to the Company as the FS Stockholder may reasonably request and (iii) will instruct the employees, counsel and financial advisors of The Limited or the Company to cooperate with the FS Stockholder in its investigation of the Company.

         (b) From and after the Closing Date, The Limited will give the Company and its counsel, auditors and other authorized representatives and potential lenders to the Company reasonable access to its offices, properties, books and records to the extent they relate primarily to the Company and to the extent necessary for the Company in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Company; provided that any such access by the Company and its counsel, auditors and other authorized representatives and potential lenders to the Company shall not unreasonably interfere with the conduct of the business of The Limited. The Company shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.

         (c) After the Closing, The Limited and its Affiliates will hold, and will use reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by The Limited or its Affiliates, (ii) in the public domain through no fault of The Limited or its Affiliates or (iii) later lawfully acquired by The Limited or its Affiliates from sources other than those related to its prior ownership of the Company. The obligation of The Limited and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

         SECTION 6.03. Maintenance of Insurance Policies. Prior to the Closing, The Limited and its Affiliates will use reasonable efforts to maintain insurance policies for the Company in the amount and scope consistent with past practices. The Limited and its Affiliates shall not take or fail to take any action if such action or inaction, as the case may be, would adversely affect the applicability of any insurance policy in effect on the Closing Date that covers all or any part of the Company. The Company shall after the Closing continue to have coverage under such insurance policies with respect to events occurring prior to the Closing, and it is understood that the Company shall continue to be responsible for amounts (including deductibles) not covered by such insurance policies.


                                   ARTICLE 7

                        COVENANTS OF THE FS STOCKHOLDER

         SECTION 7.01. Confidentiality. The FS Stockholder agrees that, subject to the proviso to this sentence, until the Closing Date, all information provided to it and any of the Persons referred to in Section 6.02 will be held, in confidence, unless the FS Stockholder and such Persons are compelled to disclose by judicial or administrative process or by other requirements of law, except to the extent that such information can be shown to have been
(a) previously known on a nonconfidential basis by the FS Stockholder or such Persons, (b) in the public domain through no fault of the FS Stockholder or such Persons or (c) later lawfully acquired by the FS Stockholder or such Persons from sources other than The Limited, the Company or any Affiliate thereof; provided that (i) information that does not relate to the Company shall remain subject to the confidentiality restrictions set forth in this Section 7.01 after the Closing Date and (ii) any such information relating to the Company may be disclosed to potential lenders to the Company if such potential lenders agree with The Limited (in form and substance reasonably satisfactory to The Limited) to be bound by the provision of this Section 7.01. The obligation of FS Stockholder and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, the FS Stockholder and the Persons referred to in Section 6.02 will destroy or deliver to The Limited, upon request, all documents and other materials, and all copies thereof, obtained by the FS Stockholder and such Persons or on their behalf from The Limited, the Company or any Affiliate thereof in connection with this Agreement that are subject to such confidence.

         SECTION 7.02. Access after Closing. On and after the Closing Date, the FS Stockholder and the Company will afford to The Limited, its Affiliates and their agents reasonable access to the books and records relating to the Company (as well as the employees and auditors of such Persons with knowledge of the Company) during normal business hours and upon reasonable prior notice to permit The Limited and its Affiliates to determine any matter relating to their rights and obligations under any Transaction Document or other document or agreement contemplated hereby and to permit The Limited to prepare and file any and all tax reports or returns required to be filed by The Limited or any of its Affiliates.

         SECTION 7.03. Insurance. The FS Stockholder agrees that all insurance policies covering the Company maintained by or on behalf of The Limited shall be terminated on the Closing Date and that, from and after the Closing Date, The Limited and its Affiliates shall have no obligation of any kind to maintain any form of insurance covering the Company.

         SECTION 7.04. Reimbursement of Year 2000 Stores Costs. The FS Stockholder acknowledges that prior to the Closing Date, The Limited incurred certain costs payable to third parties on behalf of the Company with respect to the stores listed on Schedule 7.04 and the costs to The Limited, which are also set forth on Schedule 7.04, are not reflected in the consideration to be paid to The Limited pursuant to this Agreement. The FS Stockholder, therefore, agrees that in the event that the Company decides to activate plans to open any of the stores listed on Schedule 7.04, the Company will promptly notify The Limited of such decision and promptly pay to The Limited the amount set forth opposite such store.



                                   ARTICLE 8

                           COVENANTS OF THE PARTIES

         SECTION 8.01. Use of Proceeds. The parties agree that any portion of the Purchase Price which is not otherwise required to be paid to another party or third Person pursuant to the terms hereof shall be retained and used by the Company for working capital and other general corporate purposes.

         SECTION 8.02. Future Capital Contribution. Both the FS Stockholder and The Limited intend that, to the extent practicable, the Company's operation will be funded out of internally generated funds and debt financing, rather than through additional capital contribution (it being understood that, except as expressly provided herein, neither the FS Stockholder nor The Limited has any obligation to make capital contributions to the Company). In this regard, the FS Stockholder will work in good faith to cause the Company to explore obtaining debt or other sources of financing prior to making (or to the making by any Affiliate of the FS Stockholder) any capital contribution or other equity investment in the Company and will consult in good faith with The Limited as to sources of financing other than capital contributions or other equity investments in the Company. If, notwithstanding the FS Stockholder's compliance with the foregoing provisions of this Section 8.02, the FS Stockholder determines in good faith that obtaining debt or other sources of financing (rather than the making of a capital contribution or other equity investment in the Company) would be disadvantageous to the stockholders of the Company then, subject to the terms of the Stockholders Agreement, such capital contribution or other equity investment may be made. Nothing in this Section 8.02 will limit the scope or effect of the provisions of Article III of the Stockholders Agreement. The provisions of this
Section 8.02 shall not apply to any registered public offering and shall terminate upon the consummation of the Initial Public Offering.

          SECTION 8.03. Agreement with Respect to Certain Real Property.
(a) Sale-Leaseback Agreements. (i) The Limited shall negotiate an agreement or agreements pursuant to which The Limited will sell, or cause its Affiliates to sell, the real property listed in Schedule 8.03 (the "Sale-Leaseback Properties") to a third party and such third party will lease such property to the Company. Such sale-leaseback agreement or agreements and any other agreements related thereto are referred to herein as the "Sale-Leaseback Agreements". The form of lease pursuant to which the third party will lease the Sale-Leaseback Properties to the Company shall be substantially in the form of Attachment F hereto (the "Sale-Leaseback Leases"). The Limited shall pay all transfer taxes, fees and other expenses (other than the legal fees and expenses of the FS Stockholder) related to any of the transactions contemplated by the Sale-Leaseback Agreements. The Limited shall use all reasonable efforts to enter into such Sale-Leaseback Agreements on or prior to the Closing.

                 (ii) The parties agree that all proceeds from the sale of the Sale-Leaseback Properties pursuant to the Sale-Leaseback Agreements shall be for the benefit of The Limited or an Affiliate of The Limited.

                 (iii) The Limited shall have the right to negotiate agreements pursuant to which The Limited will, or cause its Affiliates to, buy from the current owner and sell, or cause its Affiliates to sell, the real property located at Sawmill Road in Columbus, Ohio (the "Sawmill Property") to a third party and such third party will lease such property to the Company. The parties agree that all proceeds from the sale of the Sawmill Property shall be for the benefit of The Limited or an Affiliate of The Limited. The Company agrees to enter into such lease pursuant to which such third party will lease the Sawmill Property to the Company so long as the economic terms of such lease are not more adverse to the Company than the existing lease for the Sawmill Property. The sale and leaseback of the Sawmill Property shall occur as soon as practicable after the Closing.

         (b)   Leases; Rent.

                 (i) The parties agree that aggregate rent payable by the Company with respect to the Sale-Leaseback Properties (excluding any rents payable to any ground lessor) shall not exceed (A) $7,600,000 (determined in each case by reference to the first 12 months after the closing date for such Sale-Leaseback transaction during which the relevant Sale-Leaseback Property is open for business), and (B) for each respective 12-month period thereafter, an amount equal to the aggregate rent payable in the immediately prior 12-month period plus 1.5% thereof.

                 (ii) Until the closing under the Sale-Leaseback Agreements has occurred, the Company shall pay rent on Properties 1 through 6 at rents currently in effect to The Limited. Subsequent to the closing under the Sale-Leaseback Agreements, the Company shall pay rent in accordance with the Sale-Leaseback Leases for such Properties 1 through 6, subject to the limit on aggregate rent in Section 8.03(b)(i) minus $1 million, which is attributable to the rent for Property 7. The parties expect that the Sale-Leaseback Agreement with respect to Property 7 will close prior to the time such property is available to the Company for occupancy; however, in the event the Sale-Leaseback Agreement has not closed by such time, the Company shall pay annual rent to The Limited equal to 10.75% of the hard and soft costs of construction of the building shell (which is estimated to be $9,259,000), and the rent for the initial 12-month period shall not exceed the greater of (A) $1 million per annum or (B) an amount per 12-month period equal to the amount set forth in Section 8.03(b)(i) above, minus the aggregate rents payable for Properties 1 through 6 for such 12-month period. The rent for Property 7 shall first become payable on the date on which the shell building on such property is fully constructed and available to the Company for occupancy.

         (c) Guarantees. The Company shall use reasonable efforts to cause the unconditional release of The Limited and its Affiliates from any guarantees provided by them or obligations (contingent or otherwise) to provide guarantees in connection with any lease for the Real Property. In addition, with respect to any Real Property of which the Company's obligations under the lease applicable thereto are or may be guaranteed by The Limited or an Affiliate of The Limited and for which the Company cannot cause the unconditional release of The Limited and its Affiliates from their obligations thereunder, the Company agrees to assign its rights and obligations under such lease to The Limited or an Affiliate of The Limited, as The Limited may designate, and The Limited agrees to sublease, or cause such Affiliate to sublease, such Real Property to the Company on terms substantially identical to those which the Company would have been subject if not for this assignment and leaseback arrangement. The parties agree that the aforementioned assignment and lease agreements (the "Lease Assignments") shall be entered into on or prior to the Closing.

         (d) Easton Store. FS Stockholder agrees to cause the Company to enter into a lease with The Limited or the developer of such property (either entity being the "Developer"), for the lease of property located at the Fashion District in Columbus, Ohio which shall contain economic terms which are not more adverse to the Company than the existing lease at Easton Market located in Columbus, Ohio (the "Power Mall"). Such lease shall provide that (i) the Developer shall construct a store which shall be, and have fixtures, substantially similar to the existing prototype at Castleton Mall, (ii) the Company shall agree that the Developer may move, and the Company shall provide access to, the fixtures currently located at the Power Mall (which the Developer deems appropriate to move) to the new store at the Fashion District, (iii) the Company shall close its store at the Power Mall prior to the opening of the store at the Fashion District, (iv) the store at the Fashion District shall be scheduled to open for business upon the later of the spring of 2001 or promptly after the date on which the anchor tenant, which is expected to be a large nationally recognized department store, at the Fashion District opens for business (provided, however, that the Company may, in its discretion, elect to open such store at an earlier date but not earlier than the opening of as least one department store at the Fashion Mall), (v) the costs of moving inventory and any movable fixtures from the Power Mall store to the Fashion District store shall be borne by the Developer, however, all other costs incurred in connection with the Company's obligations in connection with the closing of the store at the Power Mall and opening the store at the Fashion District, including any costs associated with store closure, shall be borne by the Company, and
(vi) from and after the opening of the new store at the Fashion District, the Company shall be indemnified by the Developer for payment obligations under its current lease at the Power Mall so long as the Company complies with the terms of such lease.

         (e) General. (i) The Limited and the FS Stockholder agree that they shall vote, or cause to be voted, their respective shares of Class A Common Stock and shall, to the extent permitted by law, cause their respective designees on the Board of Directors of the Company, to approve any actions on the part of the Company necessary or appropriate to consummate the transactions contemplated in this Section 8.03. The Company shall enter into any agreement which is necessary or appropriate to consummate the transactions contemplated in this Section 8.03.

                 (ii) Any references to "Properties" followed by number references shall mean those real properties set forth on, and numbered in such manner, on Schedule 8.03.

                 (iii) The Limited and the FS Stockholder agree that, notwithstanding any provision of the Agreement to the contrary, for avoidance of doubt, the allowances from developers with respect to the Washingtonian and One Schaumburg Place stores shall be retained by The Limited and the allowances from developers with respect to the Castleton Square and Mall of Georgia stores shall be retained by the Company.

                 (iv) The Limited and FS Stockholder agree that to the extent the applicable costs for construction of the stores listed in Attachment H in the aggregate exceed the sum of the total amounts for the 1998 stores and the 1999 stores as set forth in Attachment H, such excess costs shall be for the account of The Limited. It is understood that The Limited shall build the stores at Lenox Marketplace and Mall of Georgia in Atlanta, Georgia in accordance with the plan specifications for each store as set forth in Attachment H.

         (f) The Limited agrees that, prior to the Closing, it will use its reasonable best efforts to negotiate (on behalf of the Company) a firm commitment for a sale-leaseback transaction for the Company's currently proposed store in Buffalo, New York with the party to the sale-leaseback transaction referred to in Section 8.03(a) on terms comparable to the terms of such sale-leaseback transaction. If it is possible to negotiate such a sale-leaseback transaction, The Limited will finance (or arrange the financing by a third-party of) the construction of the proposed store on arm-length terms for construction loans of this type for comparable companies (with the Company to be responsible for all principal and interest under such financing), and the Company will enter into a sale-leaseback arrangement with respect to the store pursuant to which the Company will sell the store to the third-party referred to in Section 8.03(a) (with the proceeds from the sale to be used to repay the financing referred to above, it being understood that the Company will be obligated to repay such financing even if the sale-leaseback transaction is not consummated) and the third party will lease the store to the Company on terms substantially as set forth in Attachment F hereto with the rent to be determined on the basis of market conditions at the time of the opening of the store (which is scheduled to occur during the year 2000). It is understood that the terms of any such sale-leaseback and related financing must be mutually satisfactory to The Limited and Freeman Spogli. In addition, The Limited agrees to provide a customary "completion guarantee" in connection with the Company's efforts to finance the construction of the currently proposed store in Buffalo, New York. If, notwithstanding the use of the reasonable best efforts contemplated by the first sentence of this Section 8.03(f), it is not possible to negotiate a sale-leaseback transaction for the proposed Buffalo store in the manner contemplated above, The Limited and the FS Stockholder prior to the Closing will work in good faith to develop a mutually satisfactory plan for financing the construction of the proposed Buffalo store.

         SECTION 8.04. Reimbursement of Payments by The Limited. In order to assist the Company in its business operations after the consummation of the transactions contemplated hereby, The Limited or an Affiliate of The Limited may, but shall have no obligation to, make cash payments to, or on behalf of, the Company. Any such cash payments plus interest thereon accruing at a rate equal to the lowest applicable short term rate payable by the Company under the Credit Facility, compounding on a monthly basis, shall be reimbursed by the Company on a quarterly basis and shall be paid to The Limited or an Affiliate of The Limited, as The Limited may designate, within five business days after the end of each such quarter, unless otherwise agreed to by the Company and The Limited.

         SECTION 8.05. Obligations with Respect to the Company's Credit Facility. The FS Stockholder shall use reasonable efforts to negotiate on the Company's behalf the Credit Facility.

         SECTION 8.06. Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws to consummate the transactions contemplated by the Transaction Documents. The Limited and the FS Stockholder agree, and The Limited, prior to the Closing, and the FS Stockholder, after the Closing, agrees to cause the Company, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by the Transaction Documents.

         SECTION 8.07. Certain Filings. The Limited and the FS Stockholder shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any contracts, in connection with the consummation of the transactions contemplated by the Transaction Documents and (b) subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

         SECTION 8.08. Public Announcements, Etc. The parties shall consult with each other before issuing any press release or making any public statement with respect to any Transaction Document or the transactions contemplated hereby and thereby and, except as may be required by applicable law or any listing agreement with any national or international securities exchange, will not issue any such press release or make any such public statement prior to such consultation. Notwithstanding the foregoing, no provision of this Agreement shall relieve any party from any of its obligations Section 7.01.

         SECTION 8.09. HSR Filings. The Limited and the FS Stockholder shall promptly make the filing required by the HSR Act.



                                   ARTICLE 9

                                  TAX MATTERS


         SECTION 9.01. Tax Representations. The Company represents and warrants that (a) all material Returns that are required to be filed by, or with respect to, the Company on or before the Closing Date for any Tax period ending on or before the Closing Date have been filed or will be filed in accordance with all applicable laws; (b) as of the time of filing, the Returns were true and complete in all material respects; (c) all Taxes shown as due and payable on the Returns that have been filed have been timely paid, or withheld and remitted to the appropriate Taxing Authority; (d) the charges, accruals and reserves for Taxes payable by the Company in respect of any Pre-Closing Tax Period reflected on the books of the Company (excluding any provision for deferred taxes) are adequate to cover such Taxes; (e) the Company has not requested (A) any extension of time within which to file any Return which has not already been filed or (B) any extension of the statute of limitations in which Taxes payable by the Company in respect of any Pre-Closing Tax Period may be collected, which extension has not yet expired; (f) there is no audit, claim, action, suit, proceeding or investigation now proposed or pending against or with respect to the Company in respect of any Tax; (g) there are no Liens for Taxes (other than Permitted Liens) upon the assets of the Company; and (h) the Company has not filed a consent under Section 341(f) of the Code.

         SECTION 9.02. Tax Covenants. (a) All material Returns required to be filed after the Closing Date with respect to the Company (excluding separate Returns required to be filed by the Company) relating to any Pre-Closing Tax Period will be filed by The Limited when due (taking into account any extension of a required filing date) and will be completed in a manner that is consistent with past practice of the Company.

         (b) The Limited shall be entitled to any Tax deduction that may become available in respect of options discussed in Section 10.08. The Returns of The

Limited and the Company shall reflect the entitlement of The Limited to such deduction. To the extent that any such deductions are disallowed because a Taxing Authority determines that the Company should have claimed such deduction, the Company shall (x) claim the deductions to the maximum extent possible and
(y) pay to The Limited the Tax benefit received by the Company from the use of such deduction. Any such Tax benefit shall be considered equal to the excess of
(i) the amount of Taxes that would have been payable (or of the Tax refund that would have been receivable) by the Company, in the absence of the deduction, for the Taxable year in which the deduction is utilized over (ii) the amount of Taxes actually payable (or of the Tax refund actually receivable) by, or taken into account in determining any adjustment arising on audit of, the Company for such Taxable year. Payment of the amount of such benefit shall be made within 15 days after the filing of any Return in which the deduction is claimed, or of any adjustment attributable to the deduction. The Limited shall be responsible for the withholding and payment of any Taxes for which an employer would be otherwise be responsible arising in connection with the exercise of any of such stock options and shall indemnify and hold harmless the Company to the extent any such Taxes are imposed on the Company (including costs and expenses, such as legal or accounting costs, relating thereto).

         (c) The Company shall promptly pay to The Limited all refunds of Taxes and interest thereon received by the Company with respect to any Pre-Closing Tax Period, except to the extent that any portion of any such refund or interest thereon has given rise to another payment to The Limited under this Agreement.

         (d) The Company shall elect, where permitted by applicable law, to carry forward any Tax Asset arising in a Post-Closing Tax Period that would, absent such election, be carried back to a Pre-Closing Tax Period. If, despite the first sentence of this Section 9.02(d), the Company carries back to a Pre-Closing Tax Period any Tax Asset of the Company arising in a Post-Closing Tax Period, The Limited shall pay to the Company the Tax benefit, if any, received by The Limited from the use of such Tax Asset. The Company shall pay to The Limited the Tax benefit received by the Company from the use in any Post-Closing Tax Period of a carryforward of any Tax Asset of the Company arising in a Pre-Closing Tax Period. To the extent that either The Limited or the Company cannot receive a Tax benefit from the use of any of its own Tax Assets as a consequence of the use of a carryback (in the case of The Limited) or carryforward (in the case of the Company) that has given rise, or would otherwise give rise, to a payment under this Section 9.02(d), the party that received the relevant payment under this Section 9.02(d) shall, within 15 days after the receipt of written notice from the other party, refund such payment or the party that would otherwise be required to make the relevant payment under this Section

9.02(d) shall not be required to make it. Subject to the next sentence of this
Section 9.02(d), the Tax benefit received by The Limited or the Company, as the case may be, from the use of a carryback or carryforward shall be considered equal to the excess of (i) the amount of Taxes that would have been payable (or of the Tax refund that would have been receivable) by The Limited or the Company, as the case may be, in the absence of the relevant carryback or carryforward, for the Taxable year in which the carryback or carryforward is used over (ii) the amount of Taxes actually payable (or of the Tax refund actually receivable) by, or taken into account in determining any adjustment arising on audit of, The Limited or the Company, as the case may be, for such Taxable year. In addition, the Tax benefit received by The Limited from the use of a carryback described in this Section 9.02(d) shall be determined by taking into account the consequences of the use of such carryback on The Limited's tax basis in the stock of the Company. Payment of the amount of such Tax benefit shall be made within 15 days after the filing of the applicable Return, or of any adjustment, for the Taxable year in which the carryback or carryforward is used. The Company shall not be required under this Section 9.02(d) to pay The Limited for the use of any carryforward to the extent that the Company is required under Section 9.05(b) to pay The Limited for the use of such carryforward.

         SECTION 9.03. Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements between the Company and any member of the affiliated group of corporations of which The Limited is a member shall be terminated as of the Closing Date. After the Closing Date, neither the Company, The Limited nor any Affiliate of The Limited shall have any further rights or liabilities thereunder.

         SECTION 9.04. Cooperation on Tax Matters. The parties agree to furnish or cause to be furnished to each other party, upon request, as promptly as practicable, such information and assistance relating to the Company as is reasonably necessary for the filing of any Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment.

         SECTION 9.05. Tax Indemnification. (a) The Limited shall indemnify the Company against, and hold it harmless from, on an after-Tax basis, (i) any Tax imposed on the Company with respect to any Pre-Closing Tax Period and (ii) any liabilities, costs and expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses) incurred or suffered by the Company arising out of or incident to the imposition, assessment, assertion or proposed adjustment of any Tax described in (i) (the sum of (i) and (ii) being referred to herein as a "Loss").

         (b) If The Limited's indemnification obligation under this Section
9.05 arises in respect of an adjustment that makes allowable to the Company any deduction, amortization, exclusion from income or other allowance (a "Tax Allowance") that would not, but for such adjustment, be allowable, the Company shall (x) claim such Tax Allowance to the maximum extent possible and (y) pay to The Limited the Tax benefit received by the Company from the use of such Tax Allowance. The Thx benefit received from the use of the portion of a Tax Allowance that is used in the Taxable year in which the related indemnification payment is made, or in an earlier Taxable year, shall be considered equal to the excess of (i) the amount of Taxes that would have been payable (or of the Tax refund that would have been receivable) by the Company, in the absence of such Tax Allowance, for such Taxable year over (ii) the amount of Taxes actually payable (or of the Tax refund actually receivable) by, or taken into account in determining any adjustment arising on audit of, the Company for such Taxable year. The Tax benefit received from the use of the portion of a Tax Allowance that is not used either in the Taxable year in which the related indemnification payment is made or, in an earlier Taxable year, shall be determined by
(i) multiplying such portion of the Tax Allowance by the maximum applicable corporate Tax rate in effect at the time the calculation is made (or if the Company believes that another Tax rate is appropriate, such Tax rate as The Limited shall have agreed to in writing after good-faith negotiation with the Company) or, in the case of a credit, 100%, (ii) using a discount rate equal to the mid-term applicable federal rate in effect at that time and (iii) using reasonable assumptions regarding the Taxable year or years in which the Company will utilize such portion of the Tax Allowance.

         (c) Any payment by The Limited pursuant to Section 9.05(a) shall be made not later than 15 days after receipt by The Limited of written notice from the Company stating that any Loss has been paid by the Company and the amount thereof and of the indemnity payment requested. Any payment by the Company pursuant to Section 9.05(b) shall be made not later than 15 days after the filing of the relevant Return of the Company for the Taxable year in which The Limited makes the related indemnification payment or, if earlier, 15 days after the filing of any amended Return of the Company in which any portion of the relevant Tax Allowance is claimed.

         (d) Within a reasonable period of time prior to filing any Return for any Pre-Closing Tax Period, the Company shall deliver a copy of such Return to The Limited. If The Limited disagrees with any items on the Return, it shall so inform the Company in writing at least 10 days prior to the date on which the Return is due, taking into account any extension of the time for filing such Return. The Limited and the Company shall negotiate in good faith to resolve the disputed items and, if they cannot reach agreement, shall immediately refer the matter to a nationally recognized independent certified public account firm reasonably acceptable to each of them, which accounting firm shall resolve the disputed items prior to the due date for such Return, taking into account any extension. The costs, fees and expenses of the accounting firm shall be borne equally by The Limited and the Company. Immediately after the resolution of any dispute with respect to such Return or, if there is no dispute, as promptly as practicable after it receives the draft Return, The Limited shall deliver to the Company its written consent to payment of the Taxes shown as due and payable on the Return.

         (e) If any claim or demand for Taxes in respect of which indemnity may be sought pursuant to this Section 9.05 is asserted in writing against the Company, or if any request is made for an extension of the statute of limitations for any Tax in respect of which indemnity may be sought pursuant to this Section 9.05, the Company shall notify The Limited of such claim, demand or request within 15 days of receipt thereof, or such earlier time that would allow The Limited to respond in a timely manner to such claim, demand or request and shall give The Limited such information with respect thereto as The Limited may reasonably request. The Limited may discharge, at any time, its indemnification obligation under this Section 9.05 by paying to the Company the amount of the applicable Loss, calculated on the date of such payment. The Limited shall assume the defense of any claim, suit, action, litigation or proceeding relating to Taxes in respect of which indemnity may be sought pursuant to this Section
9.05. The Company shall have the right, but not the duty, to participate in such defense at its own expense. After assuming the defense of any claim, suit, action, litigation or proceeding, The Limited shall not assert that the Loss, or any portion thereof, with respect to which the Company seeks indemnification is not within the ambit of this Section 9.05.

         (f) The Limited shall not be liable under this Section 9.05 for
(i) any Tax the payment of which was made without The Limited's prior written consent or (ii) any settlements effected without the prior written consent of The Limited. The Company's failure to provide notice in the time required by
Section 9.05(e) shall not relieve The Limited of its indemnity obligation under this Section 9.05, except that The Limited shall not be liable under this
Section 9.05 to the extent any such delay in providing notice actually prejudiced The Limited.

         (g) For purposes of this Section 9.05, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date shall (x) in the case of any Tax other than a gross receipts, sales or use Tax or a Tax based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire tax period, and (y) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, be deemed equal to the amount that would be payable if the relevant Tax period ended on and included the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

          SECTION 9.06. Dispute Resolution. In the event that The Limited and the Company are unable to agree on the amount of any payment under Section 9.02 or 9.05, The Limited and the Company shall engage a nationally recognized independent certified public accounting firm reasonably acceptable to each of them to resolve the issue as promptly as possible. Such firm (x) shall be chosen within 10 days of the date on which the need to choose it arises and (y) shall resolve any disputed item within 30 days of having the item referred to it. The decision of such firm shall be final and binding upon The Limited and the Company. The relevant payment shall be made within 15 days of the date on which the accounting firm has resolved the issue. The costs, fees and expenses of the accounting firm shall be borne equally by The Limited and the Company.

          SECTION 9.07. Survival. The covenants and agreements set forth in Sections 9.02, 9.03, 9.04 and 9.05 shall survive for the applicable Statute of limitations, including all extensions thereof.



                                  ARTICLE 10

                               EMPLOYEE BENEFITS


         SECTION 10.01. Employee Benefits Definitions. The following terms, as used herein, having the following meanings:

         "Benefit Arrangement" means each employment, severance, continuation pay, termination pay, layoff, or other similar written contract, arrangement or policy and each written plan or arrangement providing for health, medical, life or other welfare benefit insurance coverage (including any insured, self-insured or other arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, holiday, dependent care assistance, education or vacation benefits, retirement benefits or deferred compensation, profit-sharing, benefits in the event of a sale of the Company or other change in the control, management or the ownership of the Company, bonuses, stock options, stock purchase, stock appreciation or other foims of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) is or has been entered into, maintained, administered or contributed to, as the case may be, by The Limited, any of its Affiliates or the Company and (iii) covers any employee or former employee of the Company. An agreement will not fail to be a "Benefit Arrangement" simply because it only covers one employee or former employee of the Company.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company Employee" means each individual who is a current or former employee, including retired employees, of the Company.

         "Employee Plan" means each "employee benefit plan", as such term is defined in Section 3(3) of ERISA, which (i) is subject to any provision of ERISA, (ii) is or has been entered into, maintained, administered or contributed to, as the case may be, by The Limited, any of its Affiliates or the Company and
(iii) covers any employee or former employee of the Company. An agreement will not fail to be an "Employee Plan" simply because it only covers one employee or former employee of the Company.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

         SECTION 10.02. ERISA Representations. The Limited represents and warrants to the FS Stockholder that:

         (a) The Disclosure Schedule sets forth each Employee Plan. With respect to each such Employee Plan, The Limited has furnished or made available to the FS Stockholder a true and complete copy of the plan document, the most current summary plan description and the most recently filed Form 5500, as applicable, of each such Plan. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

         (b) The Disclosure Schedule sets forth each Benefit Arrangement. The Limited has furnished or made available to the FS Stockholder copies of each such Benefit Arrangement. Each Benefit Arrangement has been maintained in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations.

         (c) The Internal Revenue Service has issued a favorable determination letter with respect to each Employee Plan that is intended to qualify under
Section 401 (a) of the Code, and no event has occurred before or after the date of such letter that would disqualify such Employee Plan.

         (d) Neither the Company nor The Limited has within the past three years made any contributions (or has been obligated to make any contributions) to a "multiemployer plan," as defined in Section 3(37) of ERISA or to a "defined benefit pension plan," as defined in Section 3(35) of ERISA. Neither The Limited nor the Company has any outstanding liability with respect to a multiemployer plan or a defined benefit plan.

         (e) No Employee Plan or Benefit Arrangement, individually or collectively, could give rise to the payment to any Company Employee of any amount which would constitute an "excess parachute payment" (within the meaning of Section 280G of the Code).

         (f) Except as provided in Sections 10.07 and 10.08, no Company Employee shall be entitled to any severance or similar benefit solely as a result of the transactions contemplated hereby.

         (g) There are no plans that provide (or will provide) medical, life insurance or death benefits with respect to former employees (including retirees) of the Company, other than benefits that are required to be provided pursuant to Section 4980B of the Code or state law continuation coverage rights.

         (h) Section 10.02(h) of the Disclosure Schedule sets forth the names of each Company Employee on leave of absence.

         SECTION 10.03. Welfare Plans Following the Closing. (a) The Company shall, as of the Closing Date, assume all obligations and liabilities (including, without limitation, all obligations and liabilities attributable to the period prior to the Closing Date) in respect of Company Employees under each Employee Plan that is a welfare plan (as defined in Section 3(1) of ERISA) other than obligations and liabilities in respect of medical and dental benefits attributable to claims incurred prior to the Closing Date. For purposes of this
Section 10.03(a), a medical or dental claim shall be incurred when the relevant service is provided or item is purchased. All life insurance and long-term disability insurance benefits are fully insured and all premiums due and payable therefor have been or will have been paid in the ordinary course prior to the Closing.

         (b) The Company plans provided for Company Employees that are welfare plans (as defined in Section 3(1) of ERISA) shall not treat any transaction contemplated hereby as an event which, in and of itself, would cause Company Employees to be subject to any preexisting condition limitation and shall otherwise satisfy the requirements of Section 4980B(f)(2)(B)(iv)(I) of the Code (solely with respect to Company Employees) and shall provide that any expenses incurred by a Company Employee during 1999 on or before the Closing Date shall be taken into account during the fist plan year of such welfare plans for the purposes of satisfying deductible and coinsurance requirements and satisfaction of maximum out-of-pocket provisions to the same extent as if such expenses had been incurred after the Closing Date.

         (c) The Company's obligations under this Section 10.03 are in addition to the Company's obligations under Sections 10.04 and 10.05.

         SECTION 10.04. Savings and Retirement Plan. (a) On or prior to the Closing Date or as soon as practicable thereafter, The Limited shall (i) cause the trustee of The Limited Savings and Retirement Plan (the "Savings and Retirement Plan") to segregate the assets of such Savings and Retirement Plan representing the full account balances of Company Employees as of the Closing Date, (ii) make any and all filings and submissions to the appropriate governmental agencies arising in connection with such segregation of assets and
(iii) make all necessary amendments to such Savings and Retirement Plan and related trust agreement to provide for such segregation of assets and the transfer of assets as described below. The manner in which the account balances of Company Employees under the Savings and Retirement Plan are transferred shall not be affected by such segregation of assets.

         (b) On or prior to the Closing Date, with the approval of the FS Stockholder, the Company shall establish or designate an individual account plan for the benefit of Company Employees (the "Successor Plan"), shall take all necessary action, if any, to qualify such plan under the applicable provisions of the Code and shall make any and all filings and submissions to the appropriate governmental agencies required to be made by it in connection with the transfer of assets described below. The transfer shall not occur until
(i) the Company shall have provided The Limited with a certification from the Company, with appropriate indemnities, as to such qualified status satisfactory to The Limited and (ii) The Limited shall have issued indemnities as to the qualified status of the Savings and Retirement Plan satisfactory to the FS Stockholder. The Limited, the FS Stockholder and the Company shall act expeditiously and in good faith in satisfying the above conditions. As soon as practicable following the satisfaction of the conditions set forth above, The Limited shall cause the trustee of the Savings and Retirement Plan to transfer (in the form of cash, marketable securities, including shares of The Limited and Intimate Brands, Inc., and/or investment and insurance contracts, and, to the extent practicable, in the same relative proportions as the account balances of the Company Employees are invested as of the date of the special valuation conducted in connection with such transfer) the full account balances of Company Employees under the Savings and Retirement Plan, as well as actual earnings (including, but not limited to, any losses or expenses related thereto) attributable to the period from the Closing Date to the date of transfer described herein, reduced by any necessary benefit or withdrawal payments to or in respect of Company Employees occurring during the period from the Closing Date to the date of transfer described herein, to the appropriate trustee as designated by the Company (with the cooperation and approval of the FS Stockholder) under the trust agreement forming a part of the Successor Plan.

         (c) In consideration for the transfer of assets described herein, the Company shall, effective as of the date of transfer described herein, assume all of the obligations of The Limited and its ERISA Affiliates in respect of the account balances accumulated by Company Employees under the Savings and Retirement Plan (exclusive of any portion of such account balances which are paid or otherwise withdrawn prior to the date of transfer described herein) on or prior to the Closing Date. Neither the Company nor the FS Stockholder shall assume any other obligations or liabilities arising under or attributable to the Savings and Retirement Plan.

         SECTION 10.05. Other Employee Plans and Benefit. (a) As of the Closing Date, the obligations and liabilities (including, without limitation, all obligations and liabilities attributable to the period prior to the Closing
Date) of The Limited in respect of Company Employees under The Limited Supplemental Retirement Plan and The Limited Deferred Compensation Plan shall be identified and the benefits thereunder shall be distributed pursuant to the terms of each such plan.

         (b) In addition to the provisions of Sections 10.03 (except as provided therein) and 10.04 with respect to Employee Plans that are welfare plans and the Savings and Retirement Plan, the Company shall, as of the Closing Date, assume all obligations and liabilities (including, without limitation, all obligations and liabilities attributable to the period prior to the Closing Date) of The Limited and its ERISA Affiliates in respect of Company Employees under each other Employee Plan and Benefit Arrangement set forth on the Disclosure Schedule and not covered by Sections 10.03 and 10.04.

         SECTION 10.06. Necessary Action. The Limited, the Company and the
FS Stockholder agree to take all action, or cause such action to be taken, which may be necessary in order to effectuate the transactions contemplated by this Article, including, without limitation, adopting any necessary amendments to the Employee Plans and Benefit Arrangements and making all filings and submissions to the appropriate governmental agencies required to be made in connection with the segregation and/or transfer of assets contemplated by Section 10.04.

         SECTION 10.07. Restricted Share Awards. All awards of restricted shares of The Limited's common stock outstanding under any of The Limited's Benefit Arrangements and held by Company Employees shall vest on the terms and subject to the conditions in effect on the date hereof. The foregoing obligation is subject to approval of the Compensation Committee of The Limited's Board of Directors. The Vice Chairman of The Limited will recommend that such Compensation Committee approve the foregoing.

         SECTION 10.08. Stock Options. Options held by Company Employees ("Company Employee Options") to purchase shares of The Limited's common stock and outstanding under any of The Limited's Benefit Arrangements shall continue to vest through February 28, 2001, provided the holder thereof remains employed by the Company through the end of such period. The expiration of each such option shall be determined in accordance with the terms thereof and the Benefit Arrangement pursuant to which such option was granted. The foregoing obligation is subject to approval of the Compensation Committee of The Limited's Board of Directors. The Vice Chairman of The Limited will recommend that such Compensation Committee approve the foregoing.

         SECTION 10.09. Indemnification. The Company hereby indemnifies The Limited and each of its ERISA Affiliates against and agrees to hold The Limited and each of its ERISA Affiliates harmless from any and all Damages that the The Limited and each of its ERISA Affiliates may incur or suffer as a result of any failure by the Company to satisfy and discharge its obligations under this Article. The Limited and each of its ERISA Affiliates hereby indemnifies the Company against and agrees to hold the Company harmless from any and all Damages that the Company may incur as a result of any failure by The Limited to satisfy and discharge its obligations under this Article.

          SECTION 10.10. Third Party Beneficiaries. No provision of this Article shall create any third party beneficiary rights in any Company Employee (including any beneficiary or dependent thereof).

                                  ARTICLE 11

                             CONDITIONS TO CLOSING

         SECTION 11.01. Conditions to the Obligations of the FS Stockholder, the Company and The Limited. The obligation of the FS Stockholder, the Company and The Limited to consummate the Closing are subject to the satisfaction or waiver of the following conditions:

         (a) Any applicable waiting period under the HSR Act relating to the transactions contemplated by the Transaction Documents shall have expired or been terminated.

         (b) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the Closing, and no action or proceeding shall be pending before any court, arbitrator or governmental body, agency or official with respect to which counsel reasonably satisfactory to Freeman Spogli and The Limited shall have rendered a written opinion that there is a substantial likelihood of a determination that would prohibit the Closing.

         (c) All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Closing shall have been obtained.

         (d) The Sale-Leaseback Agreements and any Lease Assignments shall have been entered into by the parties thereto.

         (e) The Credit Facility (i) shall have been executed and delivered by the Company and the lenders party thereto, and all conditions to the initial funding thereunder shall be satisfied and (ii) shall be in form and substance reasonably satisfactory to The Limited and the FS Stockholder.

         (f) The Company shall have issued the Mezzanine Securities to a third party in exchange for $50 million and the terms of such Mezzanine Securities shall be in form and substance reasonably satisfactory to The Limited and the FS Stockholder.

         (g) The Company shall have amended its Certificate of Incorporation and Bylaws in form and substance satisfactory to The Limited and the FS Stockholder to include the terms set forth on Attachment G.

         SECTION 11.02. Conditions to Obligations of the FS Stockholder. The obligation of the FS Stockholder to consummate the Closing are subject to the satisfaction or waiver of the following further conditions:

         (a)(i) The Limited shall have performed in all material respects all of its material obligations under the Transaction Documents required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of The Limited contained in the Transaction Documents shall be accurate at and as of the Closing Date (without regard to any materiality qualifier contained therein), as if made at and as of such date, except for any inaccuracies which, individually or in the aggregate, do not constitute a Material Adverse Effect and (iii) the FS Stockholder shall have received a certificate signed by an executive officer of The Limited to the foregoing effect.

         (b) The FS Stockholder shall have received an opinion of Davis Polk & Wardwell, special counsel to The Limited, or other counsel (which shall be Indiana counsel, as appropriate) reasonably satisfactory to the FS Stockholder, dated the Closing Date to the effect specified in Sections 3.01 (other than the final sentence thereof), 3.02, 3.03, 3.04 and 3.09. In rendering such opinion, such counsel may rely upon certificates of public officers, as to matters governed by the laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware or the federal laws of the United States of America, upon opinions of counsel reasonably satisfactory to the FS Stockholder, and as to matters of fact, upon certificates of officers of The Limited or the Company, copies of which opinions and certificates shall be contemporaneously delivered to the FS Stockholder.

         (c) The Limited shall have entered into the Stockholders Agreement.

         (d) During the period from the date hereof to the Closing Date, no event, occurrence, development or state of circumstances or facts that constitute a Material Adverse Effect shall have occurred, other than those resulting from changes in general business conditions applicable to the business of the Company or general economic conditions.

         (e) The consent referred to in Section 3.04(iii) of the Disclosure Schedule shall have been obtained on a basis which does not impose conditions or obligations on the Company or on the FS Stockholder which do not exist on the date hereof.

         SECTION 11.03. Conditions to Obligations of The Limited and the Company. The obligation of The Limited and the Company to consummate the Closing is subject to the satisfaction or waiver of the following further conditions:

         (a)(i) The FS Stockholder shall have performed in all material respects all of its material obligations under the Transaction Documents required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of the FS Stockholder contained in the Transaction Documents shall be accurate at and as of the Closing Date (without regard to any materiality qualifier contained therein), as if made at and as of such date, in all material respects and (iii) The Limited shall have received a certificate signed by a partner of Freeman Spogli to the foregoing effect.

         (b) The Limited shall have received an opinion of O'Melveny & Myers
LLP or other counsel (which shall be Indiana counsel, as appropriate) reasonably satisfactory to The Limited, dated the Closing Date to the effect specified in Sections 4.01, 4.02, 4.03, 4.04 and 4.06. In rendering such opinion, such counsel may rely upon certificates of public officers, as to matters governed by laws other than the laws of the State of California, the General Corporation Law of the State of Delaware or the federal laws of the United States of America, upon opinions of counsel reasonably satisfactory to The Limited and as to matters of fact, upon certificates of officers of the FS Stockholder, copies of which shall be contemporaneously delivered to The Limited.

         (c) The FS Stockholder shall have entered into the Stockholders Agreement and the Registration Rights Agreement.

         (d) The Warrant shall have been executed and delivered to The Limited.



                                  ARTICLE 12

                           SURVIVAL; INDEMNIFICATION

         SECTION 12.01. Survival. None of the covenants, agreements, representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant to this Agreement shall survive the Closing except (a) for those contained in Sections 3.13, 3.15 and
6.01 which shall survive until the second anniversary of the date hereof and (b) for those contained in Sections 3.01, 3.02, 3.05, 3.12, 3.14, 4.01, 4.02, 4.05,
4.07, 5.01, 5.02, 7.04, 8.01, 8.02 and 8.03 and Articles 2, 10, 12, and 14 and
those covenants and agreements set forth in this Agreement (other than those set forth in Article 9 the survival of which is governed by Section 9.07) which, by their terms, are to have effect or to be performed after the Closing Date which shall survive indefinitely (each, a "Surviving Representation or Covenant").

         SECTION 12.02. Indemnification. (a) The FS Stockholder hereby indemnifies The Limited and its Affiliates and the directors, officers, employees and agents of The Limited or any of its Affiliates (the "Limited Indemnitees"), against and agree to hold them harmless on an after-tax basis from any and all Damages incurred or suffered by any of them arising out of or related in any way to any Surviving Representation or Covenant made by the FS Stockholder.

         (b) The Limited hereby indemnifies the FS Stockholder and its Affiliates and the directors, officers, employees and agents of the FS Stockholder or any of its Affiliates, against and agrees to hold them harmless on an after-tax basis from any and all Damages incurred or suffered by any of them arising or related in any way to any of any Surviving Representation or Covenant made by The Limited.

         (c) The Company hereby indemnifies (i) the FS Stockholder and its Affiliates and the directors, officers, employees and agents of the FS Stockholder or any of its Affiliates, against and agree to hold them harmless on an after-tax basis from any and all Damages incurred or suffered by any of them arising out of or related in any way to Section 5.01 and (ii) The Limited and its Affiliates and the directors, officers, employees and agents of The Limited or any of its Affiliates, against and agree to hold them harmless on an after-tax basis from any and all Damages incurred or suffered by any of them arising out of or related in any way to Section 5.02.

         SECTION 12.03. Procedures. If a third party asserts a claim against any indemnified party for which indemnification would be available under
Section 12.02 (a "Claim"), the indemnified party shall promptly give notice of such Claim, describing such Claim with reasonable specificity, to the indemnifying party; provided, that the failure to give such notice shall not affect the right of the indemnified party to indemnification under Section 12.02 except to the extent that such failure materially prejudices the ability of the indemnifying party to defend such Claim. The indemnifying party may employ counsel reasonably satisfactory to the indemnified party; provided that in the event that the indemnified party reasonably determines in good faith that its interest with respect to such Claim cannot appropriately be represented by the indemnifying party, such indemnified party shall have the right to participate in the defense of such Claim and to have its expenses reimbursed promptly with respect to such Claim. In addition, in the event that such indemnifying party, within a reasonable time after notice of any such Claim, fails to defend any indemnified party, such indemnified party will (upon further notice to such indemnifying party) have the right to undertake the defense of such Claim for the account of such indemnifying party and to have its expenses reimbursed promptly with respect to such Claim. Regardless of which party is controlling the defense of any Claim, (i) both the indemnifying party and the indemnified party shall act in good faith and (ii) no settlement of any such

Claim which could reasonably be expected to have a material adverse effect on a party may be agreed to without the written consent of such party. The controlling party shall deliver, or cause to be delivered, to the other party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of any such Claim and timely notices of, and the right to participate in (as observer), any hearing or other court proceeding relating to such Claim.



                                  ARTICLE 13

                                  TERMINATION


         SECTION 13.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

                 (i) by mutual written agreement of The Limited and the FS Stockholder;

                 (ii) by any party if the Closing shall not have been consummated by August 31, 1999; provided, however, that neither The Limited nor the FS Stockholder may terminate this Agreement pursuant to this clause if the Closing shall not have been consummated by August 31, 1999 by reason of the failure of such party or any of its Affiliates to perform in all material respects any of its or their respective covenants or agreements contained in this Agreement;

                 (iii) by any party if there shall be any law or regulation that makes consummation of the transactions by the Transaction Documents illegal or otherwise prohibited or if consummation of the transactions contemplated by the Transaction Documents would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

                 (iv) by the FS Stockholder, if the audited January 30, 1999 financial statements (including the notes thereto) for the Company (the "Audited Financials") to be provided to the FS Stockholder by The Limited (which will be provided to the FS Stockholder no later than May 7, 1999) disclose information not provided to the FS Stockholder or any of its representatives prior to the date hereof which the FS Stockholder reasonably believes materially alters the nature or value of the Company; provided that (x) for purposes of this clause (iv), the draft Audited

         Financials delivered to the FS Stockholder on May 1, 1999 shall not be deemed to have been delivered to the FS Stockholder prior to the date hereof and (y) the termination right set forth in this clause (iv) shall be deemed waived unless exercised within five Business Days of receipt by the FS Stockholder of the Audited Financials. In addition, the FS Stockholder acknowledges that it has received, among other things, Company store-level cash flow and profit information prepared by the Company through March 31, 1999 and monthly division-level financial statements prepared by The Limited through March 31, 1999.

         The party desiring to terminate this Agreement pursuant to clauses 13.01(a)(ii), 13.01(a)(iii) or 13.01(a)(iv) shall give notice of such termination to the other parties.

         SECTION 13.02. Effect of Termination. If this Agreement is terminated as permitted by Section 13.01, such termination shall be without liability of any party (or any Affiliate, shareholder, director, officer, employee, agent, consultant or representative of such party) to any other party; provided that if the transactions contemplated by the Transaction Documents fail to close as a result of a breach of any Transaction Document by The Limited or the FS Stockholder, such party shall be fully liable for any and all Damages incurred or suffered by any other party as a result of all such breaches. The provisions of Sections 7.01, 14.03, 14.05, 14.08 and 14.09 shall survive any termination hereof pursuant to Section 13.01.



                                  ARTICLE 14

                                 MISCELLANEOUS

         SECTION 14.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

if to the Company:

                    Galyan's Trading Company, Inc.
                    2437 E. Main Street
                    Plainfield, IN 46168
                    Attn: Chief Executive Officer
                    Telecopy:   (317) 532-0260
if to the FS Stockholder:

                    FS Equity Partners IV, L.P.
                    c/o Freeman Spogli & Co.
                    599 Lexington Avenue
                    18th Floor
                    New York, New York 10022
                    Attn:  John Roth
                    Telecopy:    212-758-7499

with a copy to:

                    O'Melveny & Myers LLP
                    Citicorp Center
                    153 East 53rd Street
                    New York, New York 10022
                    Attn:  Jeffrey J. Rosen
                    Telecopy:    212-326-2061

if to The Limited:

                    The Limited, Inc.
                    Three Limited Parkway
                    Columbus, Ohio 43230
                    Attn:  Samuel P. Fried
                    Telecopy:    614-415-7188

with a copy to:

                    Davis Polk & Wardwell
                    450 Lexington Avenue
                    New York, New York 10017
                    Attn:  David L. Caplan
                    Telecopy:    212-450-4800

or to such other address or telecopy number and with such other copies, as such party may hereafter specify for the purpose by notice to the other parties. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and evidence of receipt is received or (ii) if given by any other means, upon delivery or refusal of delivery at the address specified in this
Section 14.01.

         SECTION 14.02. Amendments; No Waivers. (a) Any provision of any Transaction Document may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by The Limited, the Company and the FS Stockholder, or in the case of a waiver, by the party against whom the waiver is to be effective. After the Closing, except as expressly stated therein, any such Document may be amended only if such amendment is in writing and signed by all parties thereto.

         (b) No failure or delay by any party in exercising any right, power or privilege under any Transaction Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 14.03. Expenses. All costs and expenses incurred in connection with the Transaction Documents or the transactions contemplated thereby shall be paid by the party incurring such cost or expense; provided that the fees and expenses set forth on Schedule 2.02 annexed hereto shall be paid by the Company.

         SECTION 14.04. Successors and Assigns. The provisions of the Transaction Documents shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under the Transaction Documents without the consent of The Limited and the FS Stockholder, or except as expressly provided under the relevant Transaction Document. Notwithstanding the foregoing, the FS Stockholder may assign its rights to subscribe for shares of Common Stock on the same terms and conditions set forth in this Agreement to officers and directors of the Company mutually agreed to by The Limited up to a aggregate maximum of 500,000 shares unless The Limited and the FS Stockholder mutually agree; provided that persons purchasing Common Stock pursuant to this Section 14.04 shall not be considered a FS Stockholder for purposes of this Agreement.

         SECTION 14.05. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York (without regard to the choice of law provisions thereof).

          SECTION 14.06. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Each Transaction Document shall become effective when each party hereto or thereto shall have received a counterpart hereof signed by the other parties hereto.

         SECTION 14.07. Entire Agreement. The Transaction Documents (and any other agreements contemplated thereby), the Warrants and any correspondence concerning actions to be taken in connection with the Closing, constitute the entire agreement among the parties with respect to the subject matter of such documents and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter thereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. No Transaction Document or any provision thereof is intended to confer upon any Person other than the parties any rights or remedies hereunder.

         SECTION 14.08. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, any of the Transaction Documents or the transactions contemplated thereby may be brought against any of the parties in the United States District Court for the Southern District of New York or any state court sitting in the City of New York, Borough of Manhattan, and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of New York. Without limiting the foregoing, the parties agree that service of process upon such party at the address referred to in Section 14.01, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

         SECTION 14.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         SECTION 14.10. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         IN WITNESS WHEREOF, the parties hereto caused this Agreement to be duly-executed by their respective authorized officers on the day and year first above written.

                                        FS EQUITY PARTNERS IV, L.P.
                                         a Delaware limited partnership
                                           By:   FS Capital Partners, LLC
                                           its:  General Partner

                                        By: /s/ John M. Roth
                                           ------------------------------
                                           Name:  John M. Roth
                                           Title: Vice President


                                        THE LIMITED, INC.

                                        By:
                                           ------------------------------
                                           Name:
                                           Title:


                                        GALYAN'S TRADING COMPANY, INC.

                                        By:
                                           ------------------------------
                                           Name:
                                           Title:




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